SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT (PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934)

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PEDIATRIX MEDICAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PEDIATRIX MEDICAL GROUP
1301 Concord Terrace
Sunrise, Florida 33323-2825
(954) 384-0175

October 1, 2007

Dear Pediatrix Shareholder:

You are cordially invited to attend the 2007 Annual Shareholders’ Meeting of Pediatrix Medical Group, Inc. (“Pediatrix”) on Thursday, November 1, 2007, beginning at 10:00 a.m., local time, at the Hyatt Regency Bonaventure, 250 Racquet Club Road, Weston, Florida 33326.

At the annual meeting, we will ask you to vote on the election of Pediatrix’s Board of Directors and to consider and act upon any other business properly brought before the meeting. Please vote on all the matters described in our proxy statement. Your Board of Directors unanimously recommends a vote “FOR” the election of each of the nine nominees for Director.

We encourage you to attend the annual meeting. Whether or not you plan to attend in person, it is important that your shares be represented and voted at the annual meeting. After reading our proxy statement, please submit your proxy by using the enclosed proxy card. If you choose to vote this year by proxy card, please mark, sign, date and promptly return the card in the self-addressed stamped envelope provided. Returning a proxy does not deprive you of your right to attend the annual meeting and vote your shares in person.

Our proxy statement and accompanying forms of proxy and voting instructions are first being mailed on or about October 1, 2007 to Pediatrix’s shareholders of record on September 12, 2007.

We appreciate your continued support of our Company.

Sincerely,

Roger J. Medel, M.D.
Chief Executive Officer

PEDIATRIX MEDICAL GROUP, INC.

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 1, 2007

To the Shareholders of
Pediatrix Medical Group, Inc.:

NOTICE IS HEREBY GIVEN that the 2007 Annual Shareholders’ Meeting of Pediatrix Medical Group, Inc., a Florida corporation (“Pediatrix”), will be held at 10:00 a.m., local time, on Thursday, November 1, 2007, at the Hyatt Regency Bonaventure, 250 Racquet Club Road, Weston, Florida 33326, for the following purposes, as more fully described in the enclosed proxy statement:

•	to elect nine Directors, each for a term expiring at the next annual meeting or until his successor has been duly elected and qualified; and

•	to consider and act upon such other business as may properly come before the annual meeting.

The Board of Directors of Pediatrix has fixed the close of business on September 12, 2007 as the record date for determining those shareholders entitled to notice of, to attend and to vote at the meeting and any postponement or adjournment thereof.

This is an important meeting. All shareholders are invited and encouraged to attend the meeting in person. Whether or not you plan to attend, please mark, sign, date and promptly return the enclosed proxy card. Shareholders who return proxy cards prior to the meeting may nevertheless attend the meeting, revoke their proxies and vote their shares in person.

By Order of the Board of Directors,

Thomas W. Hawkins
Senior Vice President,
General Counsel and Secretary

Sunrise, Florida
October 1, 2007

PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

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PEDIATRIX MEDICAL GROUP, INC.
1301 Concord Terrace
Sunrise, Florida 33323-2825

PROXY STATEMENT

We are furnishing this proxy statement and related materials to Pediatrix’s shareholders as part of the solicitation of proxies by Pediatrix’s Board of Directors for use at Pediatrix’s 2007 Annual Shareholders’ Meeting and at any postponement or adjournment of the meeting. In this proxy statement, we refer to Pediatrix Medical Group, Inc. as “Pediatrix,” “we,” “our” and the “Company.”

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

What Is the Date, Time and Place of the Annual Meeting?

Pediatrix’s 2007 Annual Shareholders’ Meeting will be held on Thursday, November 1, 2007, beginning at 10:00 a.m., local time, at the Hyatt Regency Bonaventure, 250 Racquet Club Road, Weston, Florida 33326.

What Is the Purpose of the Annual Meeting?

At the annual meeting, Pediatrix’s shareholders will be asked to:

•	elect nine Directors, each for a term expiring at the next annual meeting or until his successor has been duly elected and qualified; and

•	consider and act upon such other business as may properly come before the meeting.

Who Is Entitled to Vote at the Annual Meeting?

Only holders of record of Pediatrix common stock at the close of business on September 12, 2007, the record date for the meeting, are entitled to notice of, to attend and to vote at the annual meeting, or any postponements or adjournments of the meeting. At the close of business on the record date, 49,918,826 shares of Pediatrix common stock were issued and outstanding and were held by approximately 190 holders of record.

What Are the Voting Rights of Pediatrix’s Shareholders?

Pediatrix’s shareholders have one vote per share of Pediatrix common stock owned on the record date for each matter properly presented at the annual meeting. For example, if you owned 100 shares of Pediatrix common stock on the close of business on September 12, 2007, you can cast 100 votes for each matter properly presented at the annual meeting.

What Constitutes a Quorum?

A quorum will be present at the meeting if holders of a majority of the issued and outstanding shares of Pediatrix common stock on the record date are represented at the meeting in person or by proxy. If a quorum is not present at the meeting, Pediatrix expects to postpone or adjourn the meeting to solicit additional proxies. Abstentions, including broker non-votes (as described below), will be counted as shares present and entitled to vote for the purposes of determining the presence or absence of a quorum.

What Are “Broker Non-Votes”?

“Broker non-votes” occur when shares held by a brokerage firm are not voted with respect to a proposal because the firm has not received voting instructions from the shareholder and the firm does not have the authority to vote the shares at its discretion. Under the rules of the New York Stock Exchange, brokerage firms may have the authority to vote their customers’ shares on certain routine matters for which they do not receive voting instructions, including the uncontested election of directors. If other matters are properly brought before the meeting and they are not considered routine under the applicable New York Stock Exchange rules, shares held by brokerage firms will not be voted on such non-routine matters by the brokerage firms unless they have received voting instructions and, accordingly, any such shares will be “broker non-votes” and will not be counted with respect to such matters.

Will My Shares Be Voted if I Do Not Provide My Proxy?

If your shares are held in the name of a brokerage firm, they may be voted by the brokerage firm (as described above) even if you do not give the brokerage firm specific voting instructions. If you are a registered shareholder and hold your shares directly in your own name, your shares will not be voted unless you provide a proxy or fill out a written ballot in person at the meeting.

How Do I Vote?

You can vote in any of the following ways.

To vote by mail:

•	Mark, sign and date your proxy card; and

•	Return it in the enclosed envelope.

To vote in person if you are a registered shareholder:

•	Attend our annual meeting;

•	Bring valid photo identification; and

•	Deliver your completed proxy card or ballot in person.

To vote in person if you hold in “street name”:

•	Attend our annual meeting;

•	Bring valid photo identification; and

•	Obtain a legal proxy from your bank or broker to vote the shares that are held for your benefit, attach it to your completed proxy card and deliver it in person.

What Vote Is Required to Elect Directors at the Annual Meeting?

Assuming that a quorum is present at the annual meeting, Director nominees receiving the greatest number of affirmative votes from holders of Pediatrix common stock will be elected as Directors of Pediatrix.

How Does the Board of Directors Recommend I Vote on the Proposal?

The Board of Directors recommends that you vote “FOR” the election of each of the nominees for Director named in this proxy statement.

How Will My Proxy Holders Vote?

The enclosed proxy designates Roger J. Medel, M.D., our Chief Executive Officer, Thomas W. Hawkins, our Senior Vice President, General Counsel and Secretary, and Karl B. Wagner, our Chief Financial Officer, each with full power of substitution, to hold your proxy and vote your shares. Dr. Medel and Messrs. Hawkins and Wagner will vote all shares of Pediatrix common stock represented by properly executed proxies received in time for the annual meeting in the manner specified by the holders of those shares. Dr. Medel and Messrs. Hawkins and Wagner intend to vote all shares of Pediatrix common stock that are properly executed by the record holder but otherwise do not contain voting instructions as follows:

•	“FOR” the election of each of the nominees for Director named in this proxy statement; and

•	in accordance with the recommendation of Pediatrix’s Board of Directors, “FOR” or “AGAINST” all other matters as may properly come before the annual meeting.

Can I Change My Vote After I Have Voted?

The grant of a proxy on the enclosed proxy card does not preclude a shareholder from voting in person at the meeting. A shareholder may revoke a proxy at any time prior to its exercise by filing with Pediatrix’s corporate secretary a duly executed revocation of proxy, by submitting a duly executed proxy to Pediatrix’s corporate secretary bearing a later date or by appearing at the meeting and voting in person. Attendance at the meeting will not itself constitute revocation of a proxy.

Who Pays for the Preparation of the Proxy Statement?

Pediatrix will bear the cost of the solicitation of proxies from its shareholders. In addition to solicitations by mail, Pediatrix’s Directors, officers and employees, and those of its subsidiaries and affiliates, may solicit proxies from shareholders by telephone or other electronic means or in person but will receive no additional compensation for soliciting such proxies. Pediatrix will cause banks and brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Pediatrix common stock held of record by such banks, brokerage firms, custodians, nominees and fiduciaries. Pediatrix will reimburse such banks, brokerage firms, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

PROPOSAL: ELECTION OF PEDIATRIX’S DIRECTORS

Pediatrix’s Articles of Incorporation and Bylaws, each as amended and restated, provide that the number of directors constituting Pediatrix’s Board of Directors will be determined from time to time by resolution adopted by Pediatrix’s Board of Directors. Pediatrix’s Board of Directors currently consists of nine members.

All of Pediatrix’s incumbent Directors have been nominated by Pediatrix’s Board of Directors as Directors to be elected at the annual meeting in 2007 by the holders of Pediatrix common stock.

The nominees for Director are as follows:

•	Roger J. Medel, M.D., who has served as a Director since 1979;

•	Cesar L. Alvarez, who has served as Chairman of the Board of Directors since May 2004 and as a Director since March 1997;

•	Waldemar A. Carlo, M.D., who has served as a Director since June 1999;

•	Michael B. Fernandez, who has served as a Director since October 1995;

•	Roger K. Freeman, M.D., who has served as a Director since May 2002;

•	Paul G. Gabos, who has served as a Director since November 2002;

•	Pascal J. Goldschmidt, M.D., who has served as a Director since March 2006;

•	Manuel Kadre, who has served as a Director since May 2007; and

•	Enrique J. Sosa, Ph.D., who has served as a Director since May 2004.

Please see below under “Directors, Executive Officers and Key Employees” for the biographies of these nominees for Director.

Each Director elected will serve for a term expiring at Pediatrix’s 2008 Annual Meeting of Shareholders, which is expected to be held in May 2008, or until his successor has been duly elected and qualified.

Pediatrix’s Board of Directors has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in the event that a nominee for a directorship is unable to accept election or if any other unforeseen contingencies should arise, proxies will be voted for the remaining nominees and for such other person as may be designated by Pediatrix’s Board of Directors, unless the proxies provide otherwise.

If a quorum is present and voting at the annual meeting, the nine nominees receiving the highest number of votes “FOR” election will be elected to the Board of Directors of Pediatrix. Proxies will be voted “FOR” all such nominees absent contrary instructions.

Pediatrix’s Board of Directors Recommends a Vote “For” the Election of Each of the Nine Nominees for Director.

GOVERNANCE AND RELATED MATTERS

Our business, property and affairs are managed under the direction of our Board of Directors, except with respect to those matters reserved for our shareholders. Our Board of Directors establishes our overall corporate policies, reviews the performance of our senior management in executing our business strategy and managing our day-to-day operations and acts as an advisor to our senior management. Our Board of Directors’ mission is to further the long-term interests of our shareholders. Members of the Board of Directors are kept informed of Pediatrix’s business through discussions with Pediatrix’s management, primarily at meetings of the Board of Directors and its committees, and through reports and analyses presented to them. Significant communications between our Directors and senior management occur apart from such meetings.

Questions and Answers About Our Corporate Governance Practices

What Committees Have Our Board of Directors Established?

The standing committees of Pediatrix’s Board of Directors are the Executive Committee, the Medical Science and Technology Committee, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Copies of the charters for these committees, as well as our corporate governance principles, are available on our website at www.pediatrix.com. Our Internet website and the information contained therein, other than material expressly referred to in this proxy statement, or connected thereto are not incorporated into this proxy statement. A copy of our committee charters and corporate governance principles are also available upon request from Pediatrix’s Secretary at 1301 Concord Terrace, Sunrise, FL 33323.

How Many Times Did Our Board of Directors Meet During 2006?

During 2006, Pediatrix’s Board of Directors held 8 meetings and took various actions by unanimous written consent. Committees of the Board of Directors held a combined total of 19 meetings and also took action by unanimous written consent. Each incumbent Director attended at least 75% of the total number of meetings of Pediatrix’s Board of Directors and its committees held during 2006 during the period he was a member thereof. Although Pediatrix has no formal policy with respect to its Directors’ attendance at Pediatrix’s annual shareholders’ meetings, in 2006 all of our incumbent Directors attended the annual shareholders’ meeting.

Are a Majority of Our Directors Independent?

Our Board of Directors has reviewed information about each of our non-employee Directors and made the determination that we have a majority of independent Directors on our Board of Directors. In arriving at this conclusion, our Board of Directors made the affirmative determination that each of Drs. Carlo and Freeman and Messrs. Alvarez, Fernandez, Gabos, Sosa and Kadre met the Board of Directors’ previously adopted categorical standards for determining independence in accordance with the New York Stock Exchange’s corporate governance rules. Our adopted categorical standards for determining independence in accordance with the New York Stock Exchange’s corporate governance rules are contained in our corporate governance principles, a copy of which is available on our website at www.pediatrix.com. Our Board of Directors also made the determination that Lawrence M. Mullen, who resigned as a member of our Board of Directors on December 6, 2006, met the Board of Directors’ previously adopted categorical standards for determining independence in accordance with the New York Stock Exchange’s corporate governance rules.

Who Is the “Presiding Director”?

Following each annual meeting of the shareholders, Pediatrix’s Board of Directors designates a non-management Director as “Chairman of the Board” or, alternatively, as “Presiding Director.” In addition to other responsibilities, the Chairman of the Board or Presiding Director presides over meetings of our non-management Directors. At least once a year, the Chairman of the Board or Presiding Director also presides over meetings of our independent directors. Following our 2006 annual meeting of the shareholders, our Board of Directors appointed Mr. Alvarez to serve as Chairman of the Board.

How Can Shareholders Communicate with the Board of Directors?

Anyone who has a concern about Pediatrix’s conduct, including accounting, internal accounting controls or audit matters, may communicate directly with our Chairman of the Board of Directors (or Presiding Director), our non-management Directors, the Chairman of the Audit Committee or the Audit Committee. Such communications may be confidential or anonymous, and may be submitted in writing to the Chief Compliance Officer, Pediatrix Medical Group, Inc., 1301 Concord Terrace, Sunrise, Florida 33323 or reported by phone at 877-835-5764. All such concerns will be forwarded to the appropriate Directors for their review, and will be simultaneously reviewed and addressed by Pediatrix’s General Counsel or Chief Compliance Officer in the same way that other concerns are addressed by us. Pediatrix’s Code of Conduct, which is discussed below, prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

Has Pediatrix Adopted a Code of Conduct?

Pediatrix has adopted a Code of Conduct that applies to all Directors, officers, employees and independent contractors of Pediatrix and its affiliated medical practices. Pediatrix intends to disclose any amendments to, or waivers from, any provision of the Code that applies to any of Pediatrix’s executive officers or Directors by posting such information on our website at www.pediatrix.com.

Pediatrix has also adopted a Code of Professional Conduct — Finance that applies to all employees with access to, and responsibility for, matters of finance and financial management, including Pediatrix’s Chief Executive Officer and Chief Financial Officer. Pediatrix intends to disclose any amendments to, or waivers from, any provision of the Code that applies to any of Pediatrix’s Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller or persons performing similar functions by posting such information on our website at www.pediatrix.com.

The text of our Code of Conduct and the Code of Professional Conduct — Finance is available on our website at www.pediatrix.com and upon request from Pediatrix’s Secretary at 1301 Concord Terrace, Sunrise, FL 33323.

Report of the Audit Committee

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of Pediatrix’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate such report by reference.

We act under a written charter that has been adopted by Pediatrix’s Board of Directors. While we have the responsibilities set forth in this charter, it is not our duty to plan or conduct audits or to determine that Pediatrix’s financial statements are complete, accurate or in compliance with generally accepted accounting principles. This is the responsibility of Pediatrix’s management and independent auditors.

Our primary function is to assist the Board of Directors in their evaluation and oversight of the integrity of Pediatrix’s financial statements, the qualifications and independence of Pediatrix’s independent auditors and the performance of Pediatrix’s audit functions. In addition, while we are also responsible for assisting the Board of Directors in their evaluation and oversight of Pediatrix’s compliance with applicable laws and regulations, it is not our duty to assure compliance with such laws and regulations or Pediatrix’s Compliance Plan and related policies.

We also oversee Pediatrix’s auditing, accounting and financial reporting processes generally. Management is responsible for Pediatrix’s financial statements and the financial reporting process, including the system of internal controls. We also review the preparation by management of Pediatrix’s quarterly and annual financial statements. Pediatrix’s independent auditors, who are accountable to us, are responsible for expressing an opinion as to whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of Pediatrix in conformity with generally accepted accounting principles in the United States. Pediatrix’s independent auditors are also responsible for auditing and reporting on management’s assessment of, and the effective operation of, Pediatrix’s internal control over financial reporting. We are responsible for retaining Pediatrix’s independent auditors, and maintain sole responsibility for their compensation, oversight and termination. We also are responsible for pre-approving all non-audit services to be provided by the independent auditors, and on an annual basis discussing with the independent auditors all significant relationships they have with Pediatrix to determine their independence. In addition, during portions of 2006 and 2007, we conducted an independent comprehensive review of the Company’s stock option practices as described in the 2006 Annual Report to Shareholders.

In fulfilling our oversight role, we met and held discussions with Pediatrix’s management and independent auditors. Management advised us that Pediatrix’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we reviewed and discussed the consolidated financial statements for the fiscal year ended December 31, 2006 and the restated financial statements for the years ending December 31, 2005 and December 31, 2004. Further information regarding these restated financial statements can be found in the Company’s 2006 Annual Report to Shareholders. In addition, we reviewed and discussed the Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of Pediatrix’s periodic reports, key accounting and reporting issues and the scope, adequacy and assessments of Pediatrix’s internal controls and disclosure controls and procedures with management and Pediatrix’s independent auditors. We discussed privately with the independent auditors matters deemed significant by the independent auditors, including those matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The independent auditors also provided us with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and we discussed with the independent auditors matters relating to their independence. We also reviewed a report by the independent auditors describing the firm’s internal quality-control procedures and any material issues raised in the most recent internal-quality control review or external peer review or inspection performed by the Public Company Accounting Oversight Board.

Based on our review with management and the independent auditors of Pediatrix’s audited consolidated financial statements and the independent auditors’ report on such financial statements, and based on the discussions and written disclosures described above and our business judgment, we recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2006 and the restated financial statements referred to above be included in Pediatrix’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors.

Paul G. Gabos
Manuel Kadre
Enrique J. Sosa

Compensation Committee Report

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of Pediatrix’s filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such report by reference.

In fulfilling our role, we met and held discussions with Pediatrix’s management and reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement on Schedule 14A. Based on the review and discussions with management and our business judgment, we recommended to Pediatrix’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A for filing with the Securities and Exchange Commission.

Submitted by the Compensation Committee of the Board of Directors.

Michael B. Fernandez
Waldemar A. Carlo, M.D.
Roger K. Freeman, M.D.

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

Description of Pediatrix’s Executive Officers and Directors

Pediatrix’s executive officers and Directors are as follows:

Name	Age	Position with Pediatrix

Roger J. Medel, M.D.(1)	61	Chief Executive Officer and Director
Cesar L. Alvarez(1)	60	Chairman of the Board of Directors
Waldemar A. Carlo, M.D.(3)(5)	55	Director
Michael B. Fernandez(3)(4)	55	Director
Roger K. Freeman, M.D.(3)(4)(5)	72	Director
Paul G. Gabos(1)(2)	42	Director
Pascal J. Goldschmidt, M.D.(5)	53	Director
Manuel Kadre(2)	41	Director
Enrique J. Sosa, Ph.D.(2)(4)	67	Director
Joseph M. Calabro	46	President and Chief Operating Officer
Thomas W. Hawkins	46	Senior Vice President, General Counsel and Secretary
Karl B. Wagner	41	Chief Financial Officer and Treasurer

(1)	Member of the Executive Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Compensation Committee.

(4)	Member of the Nominating and Corporate Governance Committee.

(5)	Member of the Medical Science and Technology Committee.

Roger J. Medel, M.D. has been a Director of Pediatrix since he co-founded the Company in 1979. Dr. Medel served as Pediatrix’s President until May 2000 and as Chief Executive Officer until December 2002. In March 2003, Dr. Medel reassumed the position of President, serving in that position until May 2004, and Chief Executive Officer, a position in which he continues to serve today. Dr. Medel is a member of the Board of Trustees of the University of Miami and a member of the Board of Directors of MBF Healthcare Acquisition Corp. Dr. Medel participates as a member of several medical and professional organizations.

Cesar L. Alvarez was elected as Chairman of the Board of Directors in May 2004 and has been a Director since March 1997. Mr. Alvarez has served since 1997 as the Chief Executive Officer of the international law firm of Greenberg Traurig, P.A. Mr. Alvarez also serves on the Board of Directors of Atlantis Plastics, Inc. and Watsco, Inc.

Waldemar A. Carlo, M.D. was elected as a Director in June 1999. Dr. Carlo has served as Professor of Pediatrics and Director of the Division of Neonatology at the University of Alabama School of Medicine since 1991. Dr. Carlo also has served as Director of Newborn Nurseries at the University of Alabama Medical Center and the Children’s Hospital of Alabama since 1991. Dr. Carlo participates as a member of several medical and professional organizations. He has received numerous research awards and grants and has lectured extensively, both nationally and internationally.

Michael B. Fernandez was elected as a Director in October 1995. Mr. Fernandez has served as Chairman and is and has been a Managing Director of MBF Healthcare Partners, L.P., a private equity firm focused on investing in healthcare service companies, since February 2005 and has been Chairman and Chief Executive Officer of MBF Healthcare Acquisition Corp. since June 2006. He is also the Chairman of Navarro Discount Pharmacies, LLC. Mr. Fernandez previously served as Chairman and Chief Executive Officer of CarePlus Health Plans Inc., a managed care HMO, from January 2003 until February 2005, and as Chairman and Chief Executive Officer of Physicians Healthcare Plans, Inc., a Florida-based HMO, from 1992 until December 2002. Presently, Mr. Fernandez also serves on the Board of Directors of various private entities, including Healthcare Atlantic, Inc., a holding company that operates various health care entities.

Roger K. Freeman, M.D. was elected as a Director in May 2002. Dr. Freeman is a maternal-fetal medicine physician. In 1975, he founded Perinatal Associates of Southern California, a physician practice group that has been affiliated with Pediatrix since we acquired Magella Healthcare Corporation (“Magella”) in May 2001. In September 1999, Dr. Freeman retired from the private practice of medicine. Dr. Freeman has served on many national and local OB/GYN and maternal-fetal organizations. He is currently a member of the Long Beach Memorial Medical Center Foundation Board and serves on the Board of Directors of Todd Cancer Institute at Long Beach Memorial Hospital. Dr. Freeman has authored numerous articles and three books.

Paul G. Gabos was elected as a Director in November 2002. Mr. Gabos has served as Chief Financial Officer of Lincare Holdings Inc. since June 1997 and previously served as Vice President — Administration for Lincare. Prior to joining Lincare in 1993, Mr. Gabos worked for Coopers & Lybrand and for Dean Witter Reynolds, Inc.

Pascal J. Goldschmidt, M.D. was elected as a Director in March 2006. Dr. Goldschmidt has been the Senior Vice President for Medical Affairs and Dean of the University of Miami Leonard M. Miller School of Medicine since April 2006. Previously, Dr. Goldschmidt was a faculty member with the Department of Medicine at Duke University Medical Center where he served as Chairman from 2003 to 2006 and as Chief of the Division of Cardiology from 2000 to 2003.

Manuel Kadre was elected as a Director in May 2007. Mr. Kadre has served since 1995 as Vice President and General Counsel of the de la Cruz Companies, which distributes Eagle Brands beverages in South Florida and bottles Coca-Cola products in markets throughout the Caribbean. Mr. Kadre also serves on the Board of Directors of Equity Media Holdings Corporation and on the Board of Trustees of the University of Miami and Miami Children’s Hospital.

Enrique J. Sosa, Ph.D. was elected as a Director in May 2004. Mr. Sosa is currently a Director of FMC Corporation and Northern Trust Corporation. Mr. Sosa, who is presently retired, served as President of BP Amoco Chemicals from January 1999 to April 1999. From 1995 to 1998, he was Executive Vice President of Amoco Corporation. Prior to joining Amoco, Mr. Sosa served as Senior Vice President of The Dow Chemical Company, President of Dow North America and a member of its Board of Directors. Mr. Sosa has previously served on the Board of Directors of Electronic Data Systems Corporation, Dow Corning Corporation and Destec Energy, Inc. He also served as a member of the Executive Committee of the American Plastics Council, a member of the Executive Committee of the American section of the Society of Chemical Industry, and a member of the American Chemical Council.

Joseph M. Calabro joined Pediatrix in January 1996 as Chief Information Officer. In January 2000, Mr. Calabro was appointed Executive Vice President, Management, in May 2000, he was appointed Chief Operating Officer and in May 2004, he was appointed President. Prior to joining Pediatrix, Mr. Calabro served as Director of Information Technology for the Ambulatory Surgery Group of Columbia/HCA. He served in various operational and technology positions for various healthcare companies from 1987 to 1994.

Thomas W. Hawkins joined Pediatrix in May 2003 and became Senior Vice President, General Counsel and Secretary in June 2003. From January 2000 to April 2003, he was a partner with New River Capital Partners, L.P., a private equity firm. Mr. Hawkins previously served as Senior Vice President, Corporate Development at AutoNation, Inc., from June 1996 to December 1999. From 1994 to 1996, Mr. Hawkins was Executive Vice President — Administration of Blockbuster Entertainment Group, a division of Viacom, Inc. He served as General Counsel at Blockbuster Entertainment Corporation prior to its merger with Viacom, Inc. in 1994.

Karl B. Wagner joined Pediatrix in May 1997 and was appointed Chief Financial Officer and Treasurer in August 1998. Prior to his appointment, Mr. Wagner served as Pediatrix’s Controller. Prior to joining Pediatrix, Mr. Wagner was Chief Financial Officer for the East Region of Columbia/HCA’s Ambulatory Surgery Group from January 1995 until May 1997. From July 1993 through January 1995, Mr. Wagner was Assistant Controller of Medical Care International, Inc., a subsidiary of Medical Care America, Inc.

Description of Certain Key Employees

The following individuals, while not executive officers for purposes of the federal securities laws, are key employees of Pediatrix:

Robert J. Balcom, M.D. joined Pediatrix in 1993 and has been our Regional President, Central Region since January 2002. Dr. Balcom previously served as our Vice President of Medical Operations, Central Region. Dr. Balcom is Board Certified in Pediatrics and Neonatal-Perinatal Medicine.

Robert C. Bryant joined Pediatrix in 1996 and has been our Senior Vice President and Chief Information Officer since February 2004. Mr. Bryant previously served as our Vice President, Information Systems from January 2000 to January 2004 and as Director, Information Service from 1997 to January 2000.

David A. Clark joined Pediatrix in May 2001 and has been our Senior Vice President, Operations since December 2003. Mr. Clark previously served as Vice President of Operations, South Central Region from November 2001 to November 2003. From June 2000 to October 2001, Mr. Clark was Vice President of Operations for Magella, which we acquired in 2001, and prior thereto he was Vice President of Development for Magella. Mr. Clark is a certified public accountant.

William C. Hawk joined Pediatrix as a consultant in 2005 and has been our Senior Vice President of Operations, Anesthesia Services since May 2006. Prior to joining Pediatrix, Mr. Hawk founded and served as Chief Executive Officer of SHC Companies, Inc., a healthcare services company, and was a Senior Vice President with Medical Care America, Inc. from 1992 to 1995.

Eric H. Kurzweil, M.D. joined Pediatrix in 1996 and has been our Regional President, Mountain Region since January 2002. Dr. Kurzweil previously served as our Vice President of Medical Operations, Mountain Region. Dr. Kurzweil is Board Certified in Pediatrics and Pediatric Critical Care.

Frederick V. Miller, M.D. joined Pediatrix in 1991 and has been our Regional President, Atlantic Region since January 2002. Dr. Miller previously served as our Vice President of Medical Operations, Atlantic Region. Dr. Miller is Board Certified in Pediatrics and Neonatal-Perinatal Medicine.

Carlos A. Perez, M.D. joined Pediatrix in 1986 and has been our Regional President, Caribbean Region since January 2002. Dr. Perez previously served as our Vice President of Medical Operations, Caribbean Region. Dr. Perez is Board Certified in Pediatrics, Neonatal-Perinatal Medicine and Pediatric Critical Care.

John F. Rizzo joined Pediatrix in November 2002 as Senior Vice President, Business Development. Prior to joining Pediatrix, Mr. Rizzo served in strategic and financial executive roles with early stage, venture capital-backed companies. From 1996 to 2000, Mr. Rizzo was a senior executive with AutoNation, Inc., where he served as Vice President of Corporate Development and subsequently as Senior Vice President, Industry Relations. From 1985 to 1996, Mr. Rizzo was employed by Arthur Andersen LLP.

Alan R. Spitzer, M.D. joined Pediatrix in 2004 as Senior Vice President, Research and Education, following a long career in academic neonatal medicine. Prior to joining Pediatrix, Dr. Spitzer served as Chief of Neonatology at the State University of New York at Stony Brook and before that as Chief of Neonatology and Chair of Pediatrics at Thomas Jefferson University in Philadelphia. Dr. Spitzer has edited two major textbooks, Intensive Care of the Fetus and Neonate, the second edition of which was published in March 2005, and Fetal and Neonatal Secrets, the second edition of which was published in early 2007.

Michael D. Stanley, M.D. joined Pediatrix in 1997 and has been our Regional President, South Central Region since January 2002. Dr. Stanley previously served as our Vice President of Medical Operations, South Central Region. Dr. Stanley is Board Certified in Pediatrics and Neonatal-Perinatal Medicine.

Committees of the Board of Directors

Audit Committee

Pediatrix’s Audit Committee held 9 meetings in 2006. Messrs. Gabos and Sosa were members of the committee throughout 2006. Mr. Gabos acted as chair of the committee throughout 2006. Mr. Mullen was a member of the committee until December 6, 2006, when he resigned as a member of Pediatrix’s Board of Directors and Audit Committee. To fill the vacancy on the Audit Committee created by Mr. Mullen’s resignation, Pediatrix’s Board of Directors appointed Dr. Carlo to the Audit Committee. Mr. Kadre replaced Dr. Carlo as a member of the Audit Committee in May 2007. Pediatrix’s Board of Directors has determined that each of Messrs. Gabos and Sosa qualify as “audit committee financial experts” as defined by the rules and regulations of the Securities and Exchange Commission and that each of Messrs. Gabos, Sosa and Kadre meet the independence requirements under such rules and regulations and for a New York Stock Exchange listed company.

Pediatrix’s Board of Directors has adopted a written charter for the Audit Committee setting out the functions that it is to perform. A copy of the Amended and Restated Audit Committee Charter is available on our website at www.pediatrix.com.

Please refer to the Audit Committee Report, which is set forth above, for a further description of our Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2006.

Compensation Committee

Pediatrix’s Compensation Committee held 7 meetings in 2006. Drs. Carlo and Freeman and Mr. Fernandez were members of the committee throughout 2006. Dr. Carlo acted as chair of the committee until September 2006 when Mr. Fernandez assumed the role of chair of the committee. Pediatrix’s Board of Directors has determined that each of Drs. Carlo and Freeman and Mr. Fernandez meet the independence requirements for a New York Stock Exchange listed company.

Pediatrix’s Board of Directors has adopted a written charter for the Compensation Committee setting out the functions that it is to perform. A copy of the Amended and Restated Compensation Committee Charter is available on our website at www.pediatrix.com.

The primary purpose of Pediatrix’s Compensation Committee is to assist Pediatrix’s Board of Directors in the discharge of the Board of Directors’ responsibilities relating to compensation of executives. The scope of authority of Pediatrix’s Compensation Committee includes the following:

•	Approving the performance goals and objectives, evaluating the performance and setting the compensation for Pediatrix’s Chief Executive Officer and other executive officers;

•	Supervising and making recommendations to Pediatrix’s Board of Directors with respect to incentive compensation plans and equity-based plans for executive officers;

•	evaluating whether or not to engage, retain, or terminate an outside consulting firm for the review and evaluation of Pediatrix’s compensation plans and approving such outside consulting firm’s fees and other retention terms; and

•	conducting an annual performance evaluation of Pediatrix’s Compensation Committee.

Upon a determination of Pediatrix’s full Compensation Committee membership, matters may be delegated to a subcommittee for evaluation and recommendation back to the full Committee. For a description of the role performed by executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation, see “Executive Compensation-Compensation Discussion and Analysis-Executive Compensation Administration.”

Nominating and Corporate Governance Committee

Pediatrix’s Nominating and Corporate Governance Committee held 2 meetings in 2006. Dr. Freeman and Messrs. Fernandez and Sosa were members of the committee throughout 2006. Dr. Freeman acted as chair of the committee throughout 2006. Pediatrix’s Board of Directors has determined that each of Messrs. Fernandez and Sosa and Dr. Freeman meet the independence requirements for a New York Stock Exchange listed company.

Pediatrix’s Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee setting out the functions that it is to perform. A copy of the Amended and Restated Nominating and Corporate Governance Committee Charter is available on our website at www.pediatrix.com.

The Nominating and Corporate Governance Committee assists the Board of Directors with respect to nominating new Directors and committee members and taking a leadership role in shaping the corporate governance of Pediatrix. To fulfill its responsibilities and duties, the committee, among other things, reviews the qualifications and independence of existing Directors and new candidates; assesses the contributions of current Directors; identifies and recommends individuals qualified to be appointed to committees of the Board of Directors; considers rotation of committee members; reviews the charters of the committees and makes recommendations to the full Board of Directors with respect thereto; develops and recommends to the Board of Directors corporate governance principles, including a code of business conduct; and evaluates and recommends succession plans for Pediatrix’s chief executive officer and other senior executives.

Although the Nominating and Corporate Governance Committee does not solicit director nominations, the committee will consider candidates suggested by shareholders in written submissions to Pediatrix’s Secretary in accordance with the procedures described below in the section entitled “Information Concerning Shareholder Proposals.” In evaluating nominees for Director, the committee does not differentiate between nominees recommended by shareholders and others. In identifying and evaluating candidates to be nominated for Director, the committee reviews the desired experience, mix of skills and other qualities required for appropriate Board composition, taking into account the current Board members and the specific needs of Pediatrix and its Board of Directors. This process is designed so that the Board of Directors includes members with diverse backgrounds, skills and experience, and represents appropriate financial, clinical and other expertise relevant to the business of Pediatrix. At a minimum, Director candidates must meet the following qualifications: high personal and professional ethics, integrity and values and a commitment to the representation of the long-term interests of our shareholders. Although the committee’s charter permits the committee to engage a search firm to identify Director candidates, Pediatrix did not pay any third parties a fee to assist in the process of identifying or evaluating Director candidates in 2006.

Certain Relationships and Related Person Transactions

Review and Approval of Related Person Transactions

In 2006, Pediatrix adopted a written policy for the review and approval or ratification of transactions (i) between Pediatrix (or any of its consolidated subsidiaries or affiliated professional associations, corporations and partnerships) and any Pediatrix director or any other entity in which any Pediatrix director is a director, officer or is financially interested; and (ii) in which Pediatrix (or any of its consolidated subsidiaries or affiliated professional associations, corporations and partnerships) is or will be a participant and any related person has or will have a direct or indirect material interest. For purposes of the policy a related person includes any Pediatrix director or director nominee, executive officer or holder of more than 5% of the outstanding voting stock of Pediatrix or any of their respective immediate family members. The policy does not apply to transactions pertaining to (i) director or officer compensation that is approved or recommended to Pediatrix’s Board of Directors for approval by Pediatrix’s Compensation Committee or (ii) the employment by Pediatrix (or any of its consolidated subsidiaries or affiliated professional associations, corporations and partnerships) of any immediate family member of a related person in a non-officer position and at compensation levels commensurate with that paid to other similarly situated employees.

Pursuant to the terms of the policy, all covered transactions, if determined to be material by Pediatrix’s general counsel or if the transaction involves the participation of a member of the Pediatrix Board of Directors, are required to be promptly referred to the disinterested members of the Pediatrix Audit Committee for their review or, if less than a majority of the members of Pediatrix Audit Committee are disinterested, to all the disinterested members of the Pediatrix Board of Directors. Pursuant to the terms of the policy materiality determinations must be based on the significance of the information to investors in light of all circumstances, including, but not limited to, the (i) relationship of the related persons to the covered transaction, and with each other, (ii) importance to the person having the interest, and (iii) amount involved in the transaction. All transactions involving in excess of $120,000 are automatically deemed to be material pursuant to the terms of the policy.

The disinterested directors of Pediatrix’s Audit Committee or Board of Directors, as applicable, are required to review such material covered transactions at their next regularly-scheduled meeting, or earlier if a special meeting is called by the Chairman of the Audit Committee and may only approve such a material covered transaction if it has been entered into in good faith and on fair and reasonable terms that are no less favorable to Pediatrix than those that would be available to Pediatrix in a comparable transaction in arm’s length dealings with an unrelated third party at the time it is considered by the disinterested directors of Pediatrix’s Audit Committee or Board of Directors, as applicable.

All of the transactions described in “Transactions with Related Persons” below were covered transactions under our policy and the policies and procedures required by the policy were followed in connection with the review and approval or ratification of all of such transactions.

Transactions with Related Persons

In March 1997, Mr. Alvarez was appointed to Pediatrix’s Board of Directors. Mr. Alvarez is the Chief Executive Officer of Greenberg Traurig, P.A., which serves as one of Pediatrix’s outside counsels and receives customary fees for legal services. In 2006, Pediatrix paid Greenberg Traurig, P.A. approximately $721,000 for such services and currently anticipates that this relationship will continue.

In 2006, Pediatrix reimbursed Dr. Medel, our Chief Executive Officer, approximately $221,237, for Pediatrix’s business use of an aircraft that Dr. Medel owns pursuant to a fractional ownership program. Pediatrix used the aircraft in connection with several business trips taken by Dr. Medel and other officers, directors and employees. The amounts reimbursed by Pediatrix for the use of Dr. Medel’s aircraft did not exceed the hourly rate that Dr. Medel paid for such use under the aircraft’s fractional ownership program.

Geraldine Calabro, the wife of Mr. Calabro, our President and Chief Operating Officer, is employed by Pediatrix as Project Analyst in its Facilities Department and is responsible for matters relating to the procurement and administration of Pediatrix’s corporate, regional and physician group facilities. Under a program adopted by our Board of Directors and applicable to all similarly situated employees, the Company paid the Internal Revenue Service $33,087 in 2007 relating to the personal tax consequences of changes to the measurement dates of certain options previously granted to Ms. Calabro and exercised in 2006. The Company will also reimburse Ms. Calabro in 2007 for additional taxes resulting from this payment in accordance with this program. Ms. Calabro also holds unexercised options that were subject to a change in measurement dates. These options are subject to a separate program adopted by our Board of Directors for all similarly situated employees providing for an increase in the exercise price of these options and authorizing a compensating payment for the difference to be made to her in 2008. The Company expects the amount of the compensating payment will be $8,774. See Explanatory Note immediately preceding Part I, Item 1, and Note 3, “Restatement of Consolidated Financial Statements” in Notes to Consolidated Financial Statements appearing in our 2006 Annual Report to Shareholders.

Deborah Medel-Guerrero, the daughter of Dr. Medel, is employed by Pediatrix as its Director of Practice Integration and is responsible for matters relating to the integration of newly acquired physician practice groups into the operations of Pediatrix. In 2006, Pediatrix paid Ms. Medel-Guerrero $78,234 in salary and bonus and provided her certain health and other benefits customarily provided to similarly situated Pediatrix employees. In addition, in 2006, Pediatrix granted Ms. Medel-Guerrero a restricted stock award of 1,042 shares of Pediatrix common stock and options to purchase 3,125 shares of Pediatrix common stock, each with a three year vesting period. In 2007, Pediatrix granted Ms. Medel-Guerrero options to acquire 2,500 shares of Pediatrix common stock with a three year vesting period. The options granted to Ms. Medel-Guerrero were at an exercise price equal to the closing price of a share of Pediatrix’s common stock on the date of the grant. Ms. Medel-Guerrero is also the holder of certain previously granted options that are subject to our program providing for the increase in the exercise price of these options and a compensating payment for the difference in 2008. The Company expects the amount of the compensating payment will be $20,350.

Virginia Turnier, M.D., the wife of Dr. Medel, Pediatrix’s Chief Executive Officer, was our Regional Vice President of Medical Operations until September 30, 1999, and continues to provide certain professional and administrative services to Pediatrix as an employee and as an officer and director for certain of our affiliated professional corporations. As compensation for her continuing services, Dr. Turnier’s options to purchase shares of

Pediatrix common stock, which she received when she served as our Regional Vice President of Medical Operations, remained exercisable in accordance with their terms. As a result of our previously disclosed stock option review, certain options granted to Dr. Turnier in 1997 and subsequently exercised were found to have been “backdated.” In July 2007, Dr. Turnier offered, and the Company accepted her offer, to repay the Company $519,000, an amount equal to the difference between the proceeds she received upon exercise of these options and the proceeds she would have received had the exercise price been the closing sales price of a share of Pediatrix common stock on the revised measurement date.

As a result of the stock option review, certain options granted to Mr. Wagner, our Chief Financial Officer, and Mr. Calabro in 1998 and 1999 and subsequently exercised were found to have been “backdated.” In July 2007, Mr. Calabro and Mr. Wagner, offered, and the Company accepted these offers, to repay $144,950 and $154,975, respectively, amounts equal to the difference between the proceeds they received upon exercise of these options and the proceeds they would have received had the exercise price for their options been the closing sales price of a share of Pediatrix common stock on the revised measurement dates.

In December 2006, Mr. Hawkins, our Senior Vice President, General Counsel and Secretary, offered and then paid the Company $128,250, representing an additional payment in connection with the exercise of certain options that were granted in 2003. As a result of the stock option review, these options received a revised measurement date because they were found to have been misdated.

Compensation Committee Interlocks and Insider Participation

Dr. Goldschmidt, one of our Directors since March 2006 and a member of Pediatrix’s Medical Science and Technology Committee, is also the Senior Vice President for Medical Affairs and Dean of the University of Miami Leonard M. Miller School of Medicine. Subsequent to Dr. Goldschmidt’s election to Pediatrix’s Board of Directors, Dr. Medel, Pediatrix’s Chief Executive Officer, was appointed to the Trustee Services Committee for the University of Miami. As a member of the University of Miami’s Trustee Services Committee, Dr. Medel participates in setting performance goals and annual bonus allocations for various University of Miami employees, including Dr. Goldschmidt.

Litigation

On August 30, 2007, Jacob Schwartz, a purported shareholder of the Company, filed a derivative lawsuit in the United States District Court for the Southern District of Florida naming the Company as a nominal defendant and also naming as defendants all of the Company’s current Directors (other than Mr. Kadre), its current Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer and General Counsel as well as certain former officers and directors. The lawsuit claims that all or some of the defendant officers and directors, among other things, violated their fiduciary duties to the Company and the federal securities laws and engaged in corporate waste, gross mismanagement, unjust enrichment and constructive fraud with respect to the Company’s awarding of and accounting for stock option grants since at least 1996. As described in the Company’s 2006 Annual Report to Shareholders, the Audit Committee completed an independent comprehensive review of the Company’s stock option practices resulting in a restatement of certain of the Company’s financial statements.

This suit was filed by a plaintiff who sent one of three shareholder demand letters regarding the Company’s stock option practices. A Special Committee of the Board of Directors, composed of the same directors who conducted the Audit Committee’s review, has determined that it was not in the best interests of the Company to take further action against the Company’s current management and Directors with respect to the Company’s stock option grant practices but is considering whether to take further action with respect to any of the Company’s former management and Directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors determines the compensation for our executive officers and oversees the administration of our executive compensation programs. The Compensation Committee is composed entirely of independent directors and is advised as necessary by an independent consultant retained by the Compensation Committee.

Executive Compensation Philosophy

The Compensation Committee has designed our executive compensation programs with the following guiding principles in mind:

Quality of Personnel — We are committed to employing the highest quality executive team in the health care services industry. In a challenging business environment, we believe that having highly qualified executive officers is critical for all our constituencies — our patients, hospitals, affiliated clinicians, third party payors, employees, and shareholders. We expect our executives to be of the highest caliber in terms of business acumen and integrity.

Competitiveness — Our objective is to analyze and understand market forces and practices regarding compensation for executives at similarly situated companies. Our strategy is to establish compensation programs and levels in relation to the external market that best support our corporate strategy.

Alignment of Interests — Our compensation plans for top executives are designed to have strong links to performance achievements, both in terms of operational and financial results as well as in optimizing shareholder value. We evaluate the relationship between compensation cost, shareholder value and company performance on a regular basis. At-risk elements such as cash incentives and stock-based compensation comprise a significant portion of our overall executive remuneration. For incentive plans, we establish performance goals along a wide range of potential performance results so that the level of compensation received appropriately corresponds to the level of performance achieved.

Simplicity and Ease of Administration — Our plans are intended to be simple to understand, document, track and administer. As part of this objective, we attempt to limit the number of separate elements of compensation so that we can easily understand the relationships between programs.

Responsiveness to Circumstances and Understood by Executives — We seek to understand the needs and objectives of our executive officers, and to the degree feasible, reflect those needs and objectives in the programs developed. Additionally, we strive to ensure that executives understand each element and the overall compensation program so that they fully appreciate the value being delivered.

Compliance with Regulatory Guidelines and Sensible Standards of Corporate Governance — We develop our plans in recognition of, and in compliance with, all applicable rules, statutes, regulations and guidelines. Additionally, we monitor our programs on an ongoing basis to ensure they remain in compliance. Program designs reflect relevant considerations in the areas of accounting cost, tax impact, cash flow constraints and other relevant matters. Lastly, we strive to ensure that all programs are appropriate in light of reasonable and sensible standards of good corporate governance.

Executive Compensation Administration

The Compensation Committee continually reviews executive compensation to ensure that it reflects our compensation philosophy. In 2004, and again in 2006, the Compensation Committee commissioned Watson Wyatt, an independent compensation consultant, to assist it in a thorough review of our compensation practices. In 2006, the Compensation Committee met 7 times, and received two comprehensive reports from Watson Wyatt. The first report contained Watson Wyatt’s market assessment and recommendations with respect to annual cash compensation for our named executive officers and the second contained Watson Wyatt’s market based assessment of total compensation for those named executive officers. Based upon the information contained in these reports, and its assessment of the performance of our named executive officers, the Compensation Committee made adjustments to the base salaries of each of the named executive officers effective as of January 1, 2006, and made grants on June 1, 2006 of stock options and restricted stock to each of those named executives (as described in more detail below).

Our Compensation Committee makes compensation decisions around program design and pay adjustments in the context of our compensation philosophy, market practices and total compensation objectives. The Compensation Committee ordinarily positions compensation opportunities at a strategically determined percentile of the market as a means to attract and retain the level of executive talent necessary to deliver sustained performance. Market positioning for individual elements of compensation and benefits, as well as the relationships among elements, are discussed below. Our compensation programs include significant variable components. For example, our annual bonus program for named executive officers is based on the achievement of predetermined target levels of our Company’s income from operations and our equity compensation program is based upon the value and increases in the value of our common stock. Actual compensation realized therefore may be more or less than the targeted compensation opportunity in any given year. For 2006, the total direct compensation opportunity for the named executive officers, including salary, target annual bonus and the estimated fair value of equity-based grants was positioned at approximately the median of the market references developed for each of our named executive officers.

Although it has no formal policy for a specific allocation between current and long-term compensation, or cash and non-cash compensation, the Compensation Committee reviews pay mix for executive officers as compared to typical market practice. Our annual bonus program serves as a method for properly incentivizing and rewarding our named executive officers for the achievement of desired performance levels. Our long-term compensation program serves as both a retention tool as well as a financial incentive, helping to increase the likelihood that top performers will remain with us long-term and be appropriately rewarded for enhancing long-term shareholder value. The long-term compensation program also serves to align the interests of executive officers with our shareholders. We have no formal policy to either retroactively increase or claw back previously awarded bonuses or vested equity compensation in the event of a restatement of our financial results.

The Compensation Committee has considered a number of factors in making decisions on the structure of the programs and individual compensation awards and payments. The primary factors include the analysis and market data provided by Watson Wyatt as discussed below and the Compensation Committee’s guiding principles for program design and operation.

The Compensation Committee establishes and approves all elements of compensation for the Chief Executive Officer after careful consideration of all factors it deems appropriate. The Chief Executive Officer makes recommendations on compensation actions for the other executive officers based on market data from Watson Wyatt and according to the same philosophy and objectives the Compensation Committee has adopted (and after the other named executive officers have had an opportunity to review the data provided by Watson Wyatt and to provide the Chief Executive Officer with their input). The Chief Executive Officer’s recommendations are then considered for approval by the Compensation Committee, and in some cases are modified by the Compensation Committee during the course of its deliberations.

The Compensation Committee has engaged Watson Wyatt as its independent consultant and advisor. Watson Wyatt also has provided services to management, including technical advice relating to equity compensation to employees generally, and assistance in developing compensation packages for our Regional Presidents and Regional Vice Presidents. In 2006, Watson Wyatt conducted two independent and comprehensive reviews of our executive compensation program, which included an evaluation of the market positioning for cash compensation and total compensation and individual pay elements. Specifically, the review covered the following compensation areas:

•	Cash Compensation: direct cash compensation in the form of base salary and annual bonus.

•	Total Compensation: direct cash compensation elements including base salary, annual bonus and long-term incentives (both cash and stock).

•	Peer Group Performance Analysis: historical peer group analysis of key financial metrics relevant to base salary levels, our bonus plan and stock-based compensation.

In conducting the market assessment, a peer group of 14 healthcare companies with equity market values between $1 billion and $6 billion was used to benchmark compensation for the named executive officers. All of the peer group companies were members of the Dow Jones Health Care Providers, and the group constituted a blend of both small cap and large cap companies. The companies included in the peer group were Davita, Inc., Health Management Associates, Lincare Holdings, Inc., Triad Hospitals, Inc., Manor Corp., Community Health Systems, Universal Health Services, Sierra Health Services, Lifepoint Hospitals, Inc., Psychiatric Solutions, Inc., United Surgical Partners, Healthways, Inc., Sunrise Senior Living, Inc., and Apria Healthcare Group.

The following sections describe the various elements of our executive compensation program, including its objectives, market positioning, structure and operation, and other information specific to 2006 payments, awards, and pay actions.

Base Salary

Each executive officer is paid a base salary that is reviewed periodically by the Compensation Committee. The salary for our Chief Executive Officer is generally targeted at the market median, and the base salaries of our three other named executive officers are generally targeted at the 75th percentile, of the peer group, although individual officer salaries may be above or below those targets. Adjustments to salaries consider the base salary and total compensation market data compiled by Watson Wyatt in the context of the executive’s role and responsibilities, experience and tenure, individual performance and contribution to the Company’s results as recommended to the Compensation Committee by the Chief Executive Officer (or the Compensation Committee in the case of the Chief Executive Officer).

Executive officer salaries were reviewed in March, 2006 and adjusted by the Compensation Committee effective as of January 1, 2006. The salaries of the named executive officers had not been increased since 2004. The schedule below indicates the 2004, 2005 and 2006 base salaries (reflecting the increases) for each of the named executive officers, and the total annualized percentage increase in base salary for each of those officers:

				Annualized
	2004 Base	2005 Base	2006 Base	Percentage
	Salary	Salary	Salary	Increase

Roger J. Medel, M.D.	$675,000	$675,000	$800,000	8.87%
Joseph M. Calabro	$450,000	$450,000	$515,000	6.98%
Karl B. Wagner	$375,000	$375,000	$430,000	7.08%
Thomas W. Hawkins	$350,000	$350,000	$400,000	6.90%

The base salaries for 2006 of our named executive officers are also included in the Salary column of the Summary Compensation Table.

Annual Bonuses

In 2004, our shareholders approved, at the recommendation of our Board of Directors, the Pediatrix Medical Group, Inc. 2004 Incentive Compensation Plan (the “Incentive Plan”). The purpose of the Incentive Plan is to assist us in attracting, motivating, retaining and rewarding high quality executives and other employees, by enabling them to acquire a proprietary interest in our Company and providing them with annual and long-term incentives to expend their maximum efforts in the creation of shareholder value. The Compensation Committee designed the Incentive Plan to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

In March 2006, the Compensation Committee established performance goals for 2006 annual bonuses for our named executive officers. The goals were based upon our Company’s achievement of certain increases in levels of income from operations in 2006 over 2005 (prior to the restatement of the Consolidated Financial Statements covered in our 2006 Annual Report to Shareholders). The measures were designed to encourage executive officers to focus on continuing to grow our business while managing associated general and administrative expenses.

Our philosophy is to reward our executive officers for growth in our Company’s results of operations. As such, we target significant but steady increases in income from operations. In 2006, the plan was designed such that no bonus would have been paid had income from operations not increased by more than 17.6% over the prior year (prior to the restatement of the Consolidated Financial Statements covered in our 2006 Annual Report to Shareholders). Thus, the minimum percentage increase in income from operations to receive a bonus was 17.6%; the “target” increase was 29.9%; and the “stretch” increase was 42.2%. No bonuses would have been paid had income from operations been less than $173,638,000; the “target” was $191,838,000, and the “stretch” number was $210,038,000. The minimum 17.6% increase in income from operations required to receive the minimum bonus is a high minimum target, but was set at that level by the Compensation Committee because the Company’s income from operations for 2005 (prior to the restatement of the Consolidated Financial Statements covered in our 2006 Annual Report to Shareholders) was below its 2004 level due to charges relating to the settlement of an on-going national Medicaid investigation. The minimum threshold represents an 11.1% increase over the income from operations for 2004 (which fiscal year did not reflect the implementation of FAS 123(R)).

Participants were eligible for potential awards between 0% and 150% of their target bonus for 2006, as determined by reference to the following chart:

		Bonus Opportunity as% of Base Salary
		Based on Achievement of 2006 Income from Operations
	2006 Base	$173,637					$210,038
Executive Officer	Salary	or Less	$173,638	$182,738	$191,838	$200,938	or More
	(All target amounts are in thousands)

Roger J. Medel, M.D.	$800,000	0.00%	50.00%	75.00%	100.00%	125.00%	150.00%
Joseph M. Calabro	$515,000	0.00%	50.00%	75.00%	100.00%	125.00%	150.00%
Karl B. Wagner	$430,000	0.00%	50.00%	75.00%	100.00%	125.00%	150.00%
Thomas W. Hawkins	$400,000	0.00%	50.00%	75.00%	100.00%	125.00%	150.00%

The Compensation Committee establishes key business performance objectives for each of the named executive officers, and retained the right to reduce bonuses if and to the extent those objectives were not met. The Compensation Committee determined that each of the named executives had substantially achieved his key business objectives for 2006, and accordingly that no reductions were appropriate for the 2006 bonuses.

Following the end of the fiscal year, the Compensation Committee determined that our Company’s 2006 income from operations was $198.5 million, and that each executive officer was eligible for a bonus equal to 118.2% of his base salary. The amounts of these bonuses are included in the Bonus column of the Summary Compensation Table.

In March 2007, the Compensation Committee established the 2007 bonus opportunity for our named executive officers based upon targeted increases in our income from operations for 2007 over the Company’s anticipated income from operations for 2006. This bonus opportunity was established prior to the filing of our Annual Report on Form 10-K for the year ended December 31, 2006 so that such bonuses, if any, would qualify as performance-based compensation under Section 162(m). The bonus opportunity as a percentage of base salary is the same as what was used for 2006 and the target increases in income from operations are similar to what was used for 2006, after adjusting for the impacts of the settlement of the national Medicaid investigation in 2005 and our adoption of FAS 123(R) in 2006.

Equity-Based Awards

The Compensation Committee’s philosophy is to make equity awards (other than awards to new hires) annually close to mid-year. The Compensation Committee made its 2006 annual grants of equity awards on June 1, 2006 in the form of stock options and restricted stock to our named executive officers and various other employees of the Company.

Stock Options

An important objective of our long-term incentive program is to provide a strong relationship between the long-term value of our stock and the potential financial gain for employees. Stock options provide our named executive officers with the opportunity to purchase our common stock at a fixed price regardless of future market price. Stock options granted by our Company in 2006 generally vest and become exercisable over a three-year vesting period.

A stock option becomes valuable only if our common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to “vest,” thus providing an incentive for an option holder to remain employed by our Company. In addition, stock options link a portion of an employee’s compensation to shareholders’ interests by providing an incentive to build long-term value, which in turn should result in increases in the market price of our stock.

The exercise prices of the stock options granted to our named executive officers on June 1, 2006 were equal to the closing price of a share of the Company’s common stock on the New York Stock Exchange on that date. Those exercise prices are shown in the Grants of Plan-Based Awards Table. Additional information on these grants, including the number of shares subject to each grant, also is shown in the Grants of Plan-Based Awards Table. All of the stock options granted to the named executive officers in 2006 were nonqualified stock options.

There is a limited term in which our named executive officers can exercise stock options, known as the “option term.” The option term is generally ten years from the date of grant. At the end of the option term, the right to purchase any unexercised options expires. Option holders generally forfeit any unvested options if their employment with us terminates. The terms of the employment agreement of each named executive officer provides that the executive will have 12 months after termination of the employment agreement for any reason (but not beyond the 10 year expiration date for the option) to exercise any vested non-qualified stock options. Those employment agreements also provide that all unvested stock options vest and become immediately exercisable in the event of a Change in Control (as defined in the employment agreements).

Restricted Stock Awards

Restricted stock awards are intended to retain key employees, including the named executive officers, through vesting periods. Restricted stock awards provide the opportunity for capital accumulation and more predictable long-term incentive value.

Restricted stock awards are shares of our common stock that are awarded with the restriction that the recipient remain with us throughout the award’s vesting period. Restricted stock awards by our Company generally vest at the rate of one-third per year beginning on the first anniversary of the date on which the award is granted. The purpose of granting restricted stock awards is to encourage ownership and result in business decisions that build long-term shareholder value and thus stock price appreciation, and encourage retention of our named executive officers. Named executive officers are allowed to vote restricted stock awards as a shareholder based on the number of shares held under restriction. Any dividends declared with respect to any restricted stock awards are held until the awards vest, at which time the dividends are paid to the named executive officers. If restricted stock is forfeited, the named executive officer’s rights to receive the dividends declared with respect to that stock is forfeited as well. At present, the Company does not pay dividends and it has no current intention to do so in the future.

Any unvested restricted stock generally is forfeited upon termination of the employment of the named executive officer. The employment agreement of each named executive officer provides that in the event of a Change in Control, as defined in the employment agreement, all unvested restricted stock automatically vests.

The number of shares of restricted stock and stock options granted to each executive officer was based on several factors including our overall 2005 performance (excluding the charge relating to the settlement of our national Medicaid investigation which related to periods more than 6 years ago), the Compensation Committee’s evaluation of the senior management team in executing the business plan and strategic objectives for 2005, the individual executive’s performance assessment in light of his performance objectives, and the peer group market data supplied by the Compensation Committee’s consultant. In general, long-term compensation is allocated on the basis of the Compensation Committee’s judgment concerning the cash and equity incentives and time frames that are optimal to maintain our ability to compete for and retain talented leaders. Information regarding the grants of restricted stock made by our Company to our named executive officers during fiscal year 2006 is included in the Grant of Plan-Based Awards Table.

In 2006, the Compensation Committee approved a change in the Company’s equity grant practices by granting a mix of stock options and restricted stock with approximately equal values. Stock options were the primary equity grant vehicle prior to 2005, and all equity grants to officers and most other employees during 2005 consisted entirely of restricted stock. For 2006, a balanced approach was considered to be more effective in achieving program objectives than either granting stock options or restricted stock alone.

Stock options provide strong motivation for achieving sustained levels of share price appreciation, but a 2006 change in the accounting rules made stock options relatively less attractive due to the impact they now have on our financial statements. Gains realized by officers upon exercise of stock options are expected to qualify as performance-based compensation as defined by 162(m) and be fully tax deductible.

Because they have intrinsic value when granted, restricted stock with vesting conditions provide a stronger retention incentive and result in executives sharing immediate downside risk with shareholders. Using restricted stock also results in our using fewer shares to deliver the same value and reduces potential future dilution. However, gain realized by officers upon vesting of restricted stock grants will not qualify as performance-based compensation as defined by 162(m) and therefore may not be fully tax deductible. After considering all of these factors, management recommended and the Compensation Committee approved the balanced approach used for 2006 grants.

The Compensation Committee determined that, although the restricted stock may not qualify for the deduction under Section 162(m) as it vests, such grants are a useful and appropriate component of the overall compensation program that promotes both shareholder value and management continuity. The Compensation Committee considered the impact of potential lost tax deductions resulting from such restricted stock grants and determined, based on various assumptions, that they would not be material to Pediatrix’s overall tax liability. The grants are valued and accounted for pursuant to the requirements of FAS 123(R) for equity awards that are subject to time vesting.

Equity Grant Practices

The Compensation Committee makes annual equity awards. In 2006, those awards were made at the Compensation Committee’s regularly scheduled meeting on June 1, 2006. The Compensation Committee determines the effective date of such awards without regard to current or anticipated stock price levels. The Compensation Committee also may make, and in the past has made, special grants during the course of the year, primarily for new hires, promotions, to retain valued employees or to award exceptional performance. These special grants may be subject to performance or time vesting, and are issued on the date of grant approval or upon a date certain following the grant approval date, such as the date on which a new hire commences his or her employment with the Company.

In discharging its responsibility for administering the Company’s stock-based compensation programs, the Compensation Committee regularly monitors and evaluates the total cost of such programs. Each year, Watson Wyatt prepares an analysis of the Company’s programs in the areas of total share utilization, annual grant rates, and operating expense as compared to peer companies. The analysis results are used by the Compensation Committee in evaluating management’s annual equity grant recommendations for all program participants, including the named executive officers. Overall, the Company’s total stock compensation costs for all program participants historically have approximated the 75th percentile of peer company levels. In evaluating the Company’s total cost from stock compensation programs, the Compensation Committee takes into consideration the fact that compared to peer company practices, the Company’s retirement benefit programs are relatively conservative, particularly for the named executive officers.

For a number of years, the Company has implemented enhanced equity grant procedures. Stemming, in part, from the results of our Audit Committee’s review of historical stock option granting practices, the Board of Directors has adopted further revised procedures designed to promote the proper authorization, documentation and accounting for all equity grants. As a result of these enhancements, it is now our policy that the Compensation Committee or the Board of Directors must formally approve all equity awards during an in person or telephonic meeting or by the unanimous written consent executed by all members of the Compensation Committee or the Board of Directors, as the case may be, it being understood that no equity award granted pursuant to any such written consent may have an effective date earlier than the date that all executed counterparts of such unanimous written consent are delivered to the General Counsel of the Company.

The exercise price for any equity award, the value of which is based upon a grant date value of the Company’s common stock, will be the closing sales price for a share of the Company’s common stock as reported on the New York Stock Exchange on the effective date of the grant as approved by the Compensation Committee or the Board of Directors, which date may not be prior to either the date such grant was approved or the commencement date of employment of the employee to whom the equity award is being made.

Subject to these policies and procedures, the Compensation Committee or the Board of Directors may approve grants of equity awards at any time. However, grants to employees other than newly hired employees or prospective employees not yet hired may be effective only on a date within a “trading window” as defined by the Company’s Policy Statement on Inside Information and Insider Trading (effective February 2004), as amended from time to time (the “Insider Trading Policy”). For example, a grant approved by the Compensation Committee or the Board of Directors during a “black-out” period (as defined in such policy) will be effective on a date during the next “trading window” as determined by the Compensation Committee or the Board of Directors on the date such grant is approved.

The Company has not adopted any stock ownership guidelines for its executives or directors. The Compensation Committee does, however, periodically review the levels of equity ownership by its executives. The May 2006 report from Watson Wyatt contained information reviewed by the Compensation Committee with respect to values of the Company stock owned by each of the named executive officers, the percentages of total stock ownership of the Company owned by each, and the multiples of salary owned by each, and compared that information to stock ownership by executives within the Company’s peer group. The Compensation Committee does take that information into account in determining equity awards.

Our “insiders” can only buy or sell Company stock in accordance with our Insider Trading Policy and our employees generally can only buy or sell Company stock in accordance with our Statement of Policy Prohibiting Insider Trading To All Employees (effective August 2003).

Retirement and Deferred Compensation Plans

We maintain the Pediatrix Medical Group Thrift and Profit Sharing Plan (the “401(k) Plan”), which is a 401(k) plan, to enable eligible employees to save for retirement through a tax-advantaged combination of elective employee contributions and our matching contributions, and provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. The 401(k) Plan allows eligible employees to elect to contribute from 1% to 60% of their eligible compensation to an investment trust on a pre-tax basis, up to the maximum dollar amounts permitted by law. In 2006, the maximum employee elective contribution to the 401(k) Plan was $15,000, plus an additional $5,000 for employees who were at least 50 years old in 2006. Eligible compensation generally means all wages, salaries and fees for services from the Company. Matching contributions under the 401(k) Plan are discretionary. For 2006, the Company matched 100% of the first 4% of eligible compensation that each eligible participant elected to be contributed to the 401(k) Plan on his or her behalf. The portion of an employee’s account under the 401(k) Plan that is attributable to matching contributions vests as follows: 30% after 1 year of service, 60% after 2 years of service, and 100% after 3 years of service. However, regardless of the number of years of service, an employee is fully vested in our matching contributions (and the earnings thereon) if the employee retires at age 65 or later, or terminates employment by reason of death or total and permanent disability. The 401(k) Plan provides for 30 different investment options, in which the employee’s and the Company’s contributions are invested. One of those investments is a fund that is invested solely in the Company’s common stock.

Although the Company maintains a non-qualified deferred compensation plan, none of the named executive officers participates in that Plan.

The amounts of the Company’s matching contributions under the 401(k) Plan for 2006 for each of the named executives is included in the All Other Compensation column of the Summary Compensation Table.

Other Benefits and Perquisites

We provide officers with certain benefits designed to protect them and their immediate families in the event of illness, disability, or death. We believe it is necessary to provide these benefits in order for us to be successful in attracting and retaining executives in a competitive marketplace, and to provide financial security in these circumstances. Named executive officers are eligible for health and welfare benefits available to all eligible Company employees during active employment under the same terms and conditions. These benefits include medical, dental, vision, short-term and long-term disability and group-term life insurance coverage.

Pursuant to the terms of their employment agreements, Dr. Medel and Messrs. Calabro and Wagner each are entitled to not less than 38 days, and Mr. Hawkins is entitled to not less than 28 days, paid leave time each year for vacation, illness, injury and other similar purposes in accordance with our policies in effect from time to time. Any leave time not used during a calendar year may be carried over to the next year to the extent permitted under those policies. Dr. Medel and Mr. Calabro each are entitled under their employment agreements, to utilize our aircraft for personal travel. Dr. Medel’s personal use of the aircraft may not exceed 75 hours of flight in any calendar year, and Mr. Calabro’s personal use of the aircraft may not exceed 40 hours of flight in any calendar year, without the consent of the Compensation Committee. Dr. Medel did utilize our aircraft for personal travel in 2006 but Mr. Calabro did not do so. The incremental cost to the Company of these benefits for Dr. Medel is included in All Other Compensation column of the Summary Compensation Table.

The Compensation Committee has reviewed our perquisites expenditures, and believes they continue to be an important element of the overall compensation package to retain current officers, and in fact command a higher perceived value than the actual cost.

Termination of Employment and Change in Control Agreements

As described in greater detail below, the employment agreements between the Company and each of the named executive officers provide for the payment of certain compensation and benefits in the event of the termination of an executive’s employment, the amount of which varies depending upon the reason for such termination. The Compensation Committee has reviewed the essential terms of these termination provisions, and believes they are reasonable, appropriate, and generally consistent with market practice. Those provisions include a reimbursement by the Company to the executive of any excise tax imposed upon the executive pursuant to Section 4999 of the Code with respect to any “excess parachute payments,” as that term is defined in Section 280G of the Code, that the executive receives as a result of a change in control of the Company (as defined in the employment agreements). The effects of Section 4999 are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide an equal level of benefit across individuals without regard to the effect of the excise tax, the Company has determined that the Section 4999 gross up payments are appropriate for the Company’s most senior level executives.

Summary Compensation Table

The following table sets forth the 2006 compensation for our principal executive officer, principal financial officer, and all of our other executive officers.

						Non-equity
				Stock	Option	Incentive Plan	All Other		Total
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Awards(2)	Compensation	Compensation		Compensation

Roger J. Medel, M.D.	2006	$800,000	—	$1,478,223	$668,986	$945,846	$50,516	(3)	$2,997,725
Chief Executive Officer
Joseph M. Calabro	2006	$515,000	—	$1,477,629	$455,950	$608,888	$9,424	(4)	$2,458,003
President and
Chief Operating Officer
Karl B. Wagner	2006	$430,000	—	$1,108,231	$341,965	$508,392	$9,424	(4)	$1,889,620
Chief Financial
Officer and Treasurer
Thomas W. Hawkins	2006	$400,000	—	$739,172	$365,537	$472,923	$624	(5)	$1,505,333
Senior Vice President,
General Counsel and Secretary

(1)	Stock awards consist of time-vested restricted stock awards. The amounts in this column do not reflect compensation actually received by the named executive officer nor do they reflect the actual value that will be recognized by the named executive officer. See the Grants of Plan-Based Awards Table for information on restricted stock awards granted in 2006. Instead, the amounts reflect the compensation cost recognized by us in fiscal year 2006 for financial statement reporting purposes in accordance with SFAS 123(R) for stock awards granted in and prior to 2006. For information regarding the assumptions made in calculating the amounts reflected in this column, see the section entitled “Stock Incentive Plans and Stock Purchase Plans” in Note 2 to our Consolidated Financial Statements included in our 2006 Annual Report to Shareholders.

(2)	The amounts in this column do not reflect compensation actually received by the named executive officer nor do they reflect the actual value that will be recognized by the named executive officer. See the Grants of Plan-Based Awards Table for information on stock options granted in 2006. Instead, the amounts reflect the compensation cost recognized by us in fiscal year 2006 for financial statement reporting purposes in accordance with SFAS 123(R) for stock options granted in and prior to 2006. For information regarding the assumptions made in calculating the amounts reflected in this column, see the section entitled “Stock Incentive Plans and Stock Purchase Plans” in Note 2 to our Consolidated Financial Statements included in our 2006 Annual Report to Shareholders.

(3)	Reflects incremental costs of $41,092 for Dr. Medel’s personal use of an aircraft, which Pediatrix owns pursuant to a fractional ownership program, in accordance with his employment agreement, $8,800 for 401(k) thrift and profit sharing matching contributions, and $624 for term life insurance coverage. Also includes costs incurred by Pediatrix for spousal travel to and entertainment (recreational activities) at the Pediatrix board retreat which do not exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits received.

(4)	Reflects $8,800 for 401(k) thrift and profit sharing matching contributions and $624 for term life insurance coverage.

(5)	Reflects $624 for term life insurance coverage.

Grants of Plan-Based Awards in 2006

								All Other	All Other		Grant
								Stock	Option	Exercise	Date
								Awards:	Awards:	or Base	Fair
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Price of	Value of
		Under Non-Equity			Under Equity			Shares of	Securities	Option	Stock and
		Incentive Plan Awards(1)			Incentive Plan Awards			Stock or	Underlying	Awards	Option
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(2)	Options(3)	($/Sh)(4)	Awards(5)

Roger J. Medel, M.D.	6/1/06							20,833			$931,235
	6/1/06								62,500	$44.70	$903,750
		$0	$800,000	$1,200,000	—	—	—
Joseph M. Calabro	6/1/06							15,625			$698,438
	6/1/06								46,875	$44.70	$677,813
		$0	$515,000	$772,500	—	—	—
Karl B. Wagner	6/1/06							11,719			$523,839
	6/1/06								35,156	$44.70	$508,356
		$0	$430,000	$645,000	—	—	—
Thomas W. Hawkins	6/1/06							10,417			$465,640
	6/1/06								31,250	$44.70	$451,875
		$0	$400,000	$600,000	—	—	—

(1)	These columns reflect the range of payouts for 2006 annual cash bonuses under the Pediatrix 2004 Incentive Compensation Plan. Amounts actually earned in 2006 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table. For a more detailed description of the annual cash awards, see the section entitled “Annual Bonuses” in the Compensation Discussion and Analysis.

(2)	Represents restricted stock awards granted under the Pediatrix 2004 Incentive Compensation Plan. The restricted stock awards for all of the named executive officers vest in three equal annual installments beginning on June 1, 2007. For a more detailed description of our restricted stock and restricted stock granting policies, see the sections entitled “Restricted Stock Awards” and “Equity Grant Practices” in the Compensation Discussion and Analysis.

(3)	Represents stock option awards granted under the Pediatrix 2004 Incentive Compensation Plan. The stock option awards for all of the named executive officers vest in three equal annual installments beginning on June 1, 2007. For a more detailed description of our stock options and stock option granting policies, see the sections entitled “Stock Options” and “Equity Grant Practices” in the Compensation Discussion and Analysis.

(4)	This column shows the exercise price for the stock options granted, which was the closing price of a share of Pediatrix’s common stock on the New York Stock Exchange on June 1, 2006.

(5)	The grant date fair value of the restricted stock and stock option awards is determined pursuant to SFAS 123(R) and represents the total amount that we will expense in our financial statements over the relevant vesting period. For information regarding the assumptions made in calculating the amounts reflected in this column, see the section entitled “Stock Incentive Plans and Stock Purchase Plans” in Note 2 to our Consolidated Financial Statements included in our 2006 Annual Report to Shareholders.

Outstanding Equity Awards at 2006 Fiscal Year-End

	Option Awards							Stock Awards
												Equity
												Incentive
											Equity	Plan Awards:
											Incentive	Market or
											Plan Awards:	Payout
					Equity						Number of	Value of
					Incentive						Unearned	Unearned
					Plan						Shares,	Shares,
					Awards:			Number of		Market Value	Units or	Units or
	Number of		Number of		Number of			Shares or		of Shares or	Other	Other
	Securities		Securities		Securities			Units of		Units of Stock	Rights	Rights
	Underlying		Underlying		Underlying	Option	Option	Stock That		That Have	That Have	That Have
	Options		Options		Unearned	Exercise	Expiration	Have Not		Not Yet	Not Yet	Not Yet
Name	Exercisable		Unexercisable		Awards	Price	Date	Yet Vested		Vested(1)	Vested	Vested

Roger J. Medel, M.D.	50,000	(2)				$18.15	12/17/2011	44,444	(7)	$2,173,312
	50,000	(3)				$19.92	12/16/2012	20,833	(8)	$1,018,734
	400,000	(4)				$12.90	04/02/2013
	200,000	(5)				$30.99	05/20/2014
			62,500	(6)	—	$44.70	06/01/2016				—	—
Joseph M. Calabro	50,000	(5)				$30.99	05/20/2014	33,333	(7)	$1,629,984
			46,875	(6)	—	$44.70	06/01/2016	15,625	(8)	$764,063	—	—
Karl B. Wagner	37,500	(5)				$30.99	05/20/2014	25,000	(7)	$1,222,500
			35,156	(6)	—	$44.70	06/01/2016	11,719	(8)	$573,059	—	—
Thomas W. Hawkins	33,336	(5)				$30.99	05/20/2014	22,222	(7)	$1,086,656
			31,250	(6)	—	$44.70	06/01/2016	10,417	(8)	$509,391	—	—

(1)	Based on a stock price of $48.90, which was the closing price of a share of Pediatrix’s common stock on the New York Stock Exchange on December 29, 2006.

(2)	These stock options vested on December 17, 2001.

(3)	These stock options vested on December 17, 2002.

(4)	These stock options vested in three equal installments on each of April 2, 2004, April 2, 2005 and April 2, 2006.

(5)	These stock options vested in three equal installments on each of November 20, 2004, November 20, 2005 and November 20, 2006.

(6)	These stock options vest in three equal installments on each of June 1, 2007, June 1, 2008 and June 1, 2009.

(7)	These restricted stock grants vest in two equal installments on each of June 1, 2007 and June 1, 2008.

(8)	These restricted stock grants vest in three equal installments on each of June 1, 2007, June 1, 2008 and June 1, 2009.

Option Exercises and Stock Vested in Fiscal Year 2006

	Option Awards		Stock Awards(1)
	Number of Shares		Number of Shares	Value of Shares
	Acquired Upon	Value Realized on	Acquired Upon	Acquired Upon
Name	Exercise	Exercise(2)	Vesting	Vesting(3)

Roger J. Medel, M.D.	113,600	$2,749,064	22,222	$1,026,434
Joseph M. Calabro	135,400	$2,056,449	76,667	$3,396,649
Karl B. Wagner	75,000	$1,132,736	57,500	$2,547,475
Thomas W. Hawkins	116,664	$2,628,823	11,112	$513,263

(1)	These columns reflect restricted stock awards previously awarded to the named executive officer that vested during 2006.

(2)	Calculated based on the sales price received by the named executive upon the sale of the shares of Pediatrix common stock acquired upon the exercise of such stock options minus the exercise price of such options.

(3)	Calculated based on the closing price of a share of Pediatrix’s common stock on the New York Stock Exchange on the vesting date.

Potential Payments Upon Termination or Change-in-Control

Each of the named executive officers has an employment agreement with our Company that provides for the Company to make certain payments and provide certain benefits to the executive upon termination of employment with the Company. Those provisions are summarized below.

Termination by Company for Cause.  In the event that an executive’s employment with the Company is terminated by the Company for Cause (as defined in the employment agreement), then the Company will pay the executive his base salary through the termination date at the rate in effect at the termination date and reimburse the executive for any reasonable business expenses incurred through the date of termination. In addition, if the executive’s employment is terminated by reason of his failure or refusal to perform his duties in any material respect as reasonably assigned to him, then the Company will continue to pay the employee his base salary for a period of 12 months after the termination date.

The term “Cause” is defined in each of the employment agreements to mean (a) any act or omission of the executive, which is materially contrary to the business interests, reputation or goodwill of the Company; (b) a material breach by the executive of the executive’s obligations under his employment agreement, which breach is not promptly remedied upon written notice from the Company; (c) executive’s failure or refusal to perform executive’s duties in any material respect as reasonably assigned pursuant to his employment agreement, other than a failure or refusal which is remedied by the executive promptly after receipt of written notice thereof by the Company; or (d) executive’s failure or refusal to comply with a reasonable policy, standard or regulation of the Company in any material respect, including but not limited to the Company’s sexual harassment, or other unlawful harassment, work place discrimination or substance abuse policies.

Termination by executive due to poor health or due to executive’s death.  In the event that an executive terminates his employment because his health has become impaired to any extent that makes the continued performance of his duties hazardous to the executive’s physical or mental health or life or the executive’s employment terminates because of his death, then the Company will pay to the executive (or his estate) his base salary to the termination date, pay the executive a pro rata portion of the bonus that the executive would have received had his employment not terminated (as determined in accordance with the employment agreement) and reimburse the executive for any reasonable business expenses incurred through the date of termination. In addition, if the executive terminates his employment due to poor health, the executive will receive any disability payments otherwise payable under any plans provided by the Company.

Termination due to disability.  If the executive’s employment terminates by reason of his Disability (as defined in his employment agreement), then the Company will continue to pay to the executive his base salary for the first 90 days of Disability. Thereafter, payments, if any, will be administered pursuant to the Company’s long-term disability policy. The executive also would receive 50% of his annual base salary at the rate in effect at the termination date, payable in 6 equal monthly installments after the termination date, a pro-rata bonus for the year in which his employment terminates and a reimbursement for any reasonable business expenses incurred through the date of termination.

Termination by Company without Cause or by Executive for Good Reason.  If the Company terminates an executive’s employment without Cause (as defined in the employment agreement), the Company terminates the executive’s employment for any reason within 24 months after a Change in Control (as defined in the employment agreement), or an executive terminates his employment for Good Reason (as defined in the employment agreement), then the Company will (a) pay executive’s base salary through the termination date plus any reimbursement owed to the executive for any reasonable business expenses incurred through the date of termination, (b) continue to pay the executive’s base salary for a period of 24 months after the termination date, (c) on the first and second anniversaries of the termination date, pay the executive an amount equal to the lesser of his “average annual performance bonus” or his bonus for the year immediately preceding his termination, and (d) pay the executive a pro rata portion of the bonus he would have received for the year in which his employment terminates. For this purpose, “average annual performance bonus” means the executive’s base salary multiplied by a percentage equal to the average of the percentages that the performance bonuses paid to the executive for the three full calendar years prior to the termination bear to the executive’s base salary for the calendar year for which the performance bonus relates. If the termination is in connection with a Change in Control (as defined in the employment agreement), then the performance bonuses referred to in (c) above would be paid to the executive in a lump sum within 90 days of the termination date.

The employment agreement for each named executive officer defines “Good Reason” to mean:

(a) the assignment to the executive of any duties inconsistent in any material respect with the executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as assigned by executive’s supervisor, or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice from the executive;

(b) any material failure by the Company to comply with its obligations to pay the executive the compensation and benefits provided under the executive’s employment agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice from the executive;

(c) the requirement by the Company that the executive be based at any office or location outside of twenty-five (25) miles from the location of the executive’s service as of the date hereof, except for travel reasonably required in the performance of the executive’s duties;

(d) a decrease in executive’s base salary or failure to award incentive compensation as contemplated by the executive’s employment agreement;

(e) the failure of the Company to set a performance bonus target in accordance with the executive’s employment agreement or to pay a performance bonus otherwise due to the executive;

(f) the termination by the Company of the employment of two (2) Key Executives within one (1) year period or three (3) Key Executives within a two (2) year period. For this purpose the employment agreement defines, “Key Executives” to mean the individuals serving as the Company’s Chief Executive Officer, President, Chief Financial Officer and General Counsel as of the date on which the employment agreement was entered into; or

(g) a Change in Control of the Company. For purposes of the employment agreement, “Change in Control” is defined to mean (i) the acquisition by a person or an entity or a group of persons and entities, directly or indirectly, of more than fifty (50%) percent of the Company’s common stock in a single transaction or a series of transactions (hereinafter referred to as a “50% Change in Control”); (ii) a merger or other form of corporate reorganization resulting in an actual or de facto 50% Change in Control; or (iii) the failure of Applicable Directors (defined below) to constitute a majority of the Company’s Board of Directors during any two (2) consecutive year period after the date of the agreement (the “Two-Year Period”). “Applicable Directors” shall mean those individuals who are members of the Board of Directors at the inception of the Two-Year Period and any new director whose election to the Board of Directors or nomination for election to the Board of Directors was approved (prior to any vote thereon by the shareholders) by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of the Two Year Period at issue or whose election or nomination for election during such Two-Year Period was previously approved as provided in this sentence.

Termination by employee.  If the executive terminates his employment other than for Good Reason (as defined in his employment agreement), the Company will continue to pay the executive his base salary for a period of 90 days, and if in connection with such termination the executive gives sufficient notice and executes a general release of the Company, the Company will pay the executive a pro rata portion of the bonus that the executive would have received had his employment not terminated (as determined in accordance with the employment agreement). In addition, the Company will reimburse the executive for any reasonable business expenses incurred through the date of termination. If the Company specifies a termination date that is less than 90 days after the Company’s receipt of written notice of such termination from the executive, then the Company will continue to pay to the executive his base salary for a period equal to 90 days minus the number of days from the executive’s notice of the termination date.

Continuation of benefit plans.  The employment agreements for each of the named executive officers also provide for the continuation of health, medical, hospitalization and other similar health insurance programs as if the executive were still an employee of the Company during any period during which the executive is entitled to a continuation of his base salary on account of the termination of his employment by reason of his Disability, by the Company without Cause, or by the executive for Good Reason. In addition, if (a) the executive has been an employee of the Company for at least 5 years, (b) the termination is for any reason other than by the Company for Cause, and (c) if requested by the Company, the executive continues to provide certain transition services to the Company (see discussion below), then the executive and his dependents will be entitled to continue to participate in the Company’s group health and welfare plans for a period of 5 years following the termination date (or the last day of the period during which he provides transition services) at the same cost to the executive (or the executive’s family in the case of the executive’s death) as such benefits are provided to other similarly situated active employees of the Company.

Payments in the event of a Change in Control of the Company.  Each of the employment agreements for the named executive officers requires the Company to increase or “gross-up” any amounts payable to an executive that are contingent upon a Change in Control (as defined in the employment agreements) by an amount that will reimburse the executive, on an after-tax basis, for any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, on any amounts that are deemed to be “excess parachute payments,” and for any interest or penalties incurred by an executive with respect to any such excise tax. In addition, in the event of a Change in Control (as defined in the employment agreements), all unvested stock options, stock appreciation rights, restricted stock and other incentive compensation awards held by the executive will automatically vest and, in the case of stock options, become immediately exercisable. The executive also will be allowed a period of 12 months after termination of employment for any reason during which to exercise any vested options that may be granted under the Company’s 2004 Incentive Compensation Plan and/or any other similar plan adopted by the Company.

Employment transition and severance agreement.  If the Company so requests within five business days following a termination of the executive’s employment by reason of the executive’s disability, termination by the Company without Cause, termination by the executive due to poor health, or termination by the executive for Good Reason, then the executive will continue to be employed by the Company on a part time basis for a period (the “transition period”) to be determined by the Company of up to 90 days, unless extended by mutual agreement. During this transition period, the executive is required to perform such services as may reasonably be required for the transition to others of matters previously within the executive’s responsibilities. Unless otherwise mutually agreed, the executive will not be required to serve more than five days per month during the transition period. For services during the transition period, the executive will be compensated at a daily rate equal to his base salary immediately prior to the termination of his employment divided by 365. In addition, if the executive fully satisfies his obligations during the transition period and complies with the various restrictive covenants contained in his employment agreement, then all stock options, restricted stock and other incentive compensation awards granted to the executive by the Company prior to termination of employment will continue to vest.

Payments of Unused Leave Time.  In accordance with the Company’s Paid Time Off policies, an executive will be paid any earned but unused paid time off upon termination. This payment shall occur in all termination events. In addition to the leave time that the executive accrues in any year, such executive may carry forward fifteen days of leave time from the prior year; therefore, the maximum payout upon termination for each executive would be the value of such executive’s contracted annual leave time plus fifteen carry-over days.

Restrictive Covenants.  Pursuant to his employment agreement, each executive officer is subject to certain restrictive covenants that survive termination of employment. If the executive fails to comply with any of those restrictive covenants, he will not be entitled to receive any further payments or benefits as a result of the termination of his employment (other than his base salary through the date of termination and reimbursement of any reasonable business expenses incurred through the date of termination.) In addition, the Company then will have the right to terminate without advance notice any future payments and benefits of every kind that otherwise would be due to the executive on account of his termination of employment.

The following tables illustrate the payments and benefits that each named executive officer would have received under his employment agreement if his employment with the Company had terminated for any of the reasons described above on December 31, 2006. The amounts presented in the tables are estimates only and do not necessarily reflect the actual value of the payments and other benefits that would be received by the named executive officers, which would only be known at the time that employment actually terminates.

		Triggering Event
							By the	By Executive
						By Company	Company by	Due to Poor
			By Executive			w/out Cause or	Reason of	Health or Due
		Change in	Without Good	By Company		by Executive for	Executive’s	to Executive’s
Executive	Compensation Components	Control	Reason	for Cause		Good Reason	Disability	Death

Roger J. Medel, M.D.	Cash Severance(1)	—	$1,143,106	—	(5)	$4,347,984	$1,343,106	$945,846
	Long term Incentives(2)	$3,454,545	—	—		—	—	—
	Welfare Benefits and PTO(3)	—	$241,407	$163,080		$241,407	$241,407	$241,407
	Section 280G Gross-up(4)	—	—	—		—	—	—
	Total Benefit to Employee	$3,454,545	$1,384,513	$163,080		$4,589,391	$1,584,513	$1,187,253
Joseph M. Calabro	Cash Severance(1)	—	$735,874	—	(6)	$2,797,919	$864,624	$608,888
	Long term Incentives(2)	$2,590,921	—	—		—	—	—
	Welfare Benefits and PTO(3)	—	$164,351	$104,983		$164,351	$164,351	$164,351
	Section 280G Gross-up(4)	—	—	—		—	—	—
	Total Benefit to Employee	$2,590,921	$900,225	$104,983		$2,962,270	$1,028,975	$773,239
Karl B. Wagner	Cash Severance(1)	—	$614,419	—	(7)	$2,336,177	$721,919	$508,392
	Long term Incentives(2)	$1,943,214	—	—		—	—	—
	Welfare Benefits and PTO(3)	—	$165,521	$87,656		$165,521	$165,521	$165,521
	Section 280G Gross-up(4)	—	—	—		—	—	—
	Total Benefit to Employee	$1,943,214	$779,940	$87,656		$2,501,698	$887,440	$673,913
Thomas W. Hawkins	Cash Severance(1)	—	$571,553	—	(8)	$2,173,108	$671,553	$472,923
	Long term Incentives(2)	$1,727,297	—	—		—	—	—
	Welfare Benefits and PTO(3)	—	$67,428	$66,155		$76,844	$68,700	$66,155
	Section 280G Gross-up(4)	—	—	—		—	—	—
	Total Benefit to Employee	$1,727,297	$638,981	$66,155		$2,249,952	$740,253	$539,078

(1)	Cash severance includes: (i) in the case of a termination by the executive without Good Reason (as defined in the executive’s employment agreement), continuation of base salary for 90 days, the actual performance bonus on a pro rata basis that would have been payable to executive for the fiscal year if executive had not been terminated so long as executive gives sufficient notice and executes a general release of Company and a reimbursement for any reasonable business expenses incurred through the date of termination, (ii) in the case of termination by the Company without Cause or by the executive for Good Reason, (a) continuation of base salary through the termination date, plus any reimbursement owed to the executive for any reasonable business expenses incurred through the date of termination, (b) continuation of base salary for 24 months after the termination date, (c) on the first and second anniversaries of the termination date, the lesser of the executive’s “average annual performance bonus” (as defined in the executive’s employment agreement) or his prior year’s bonus (this amount is paid as a lump sum if the termination is in connection with a Change in Control (as defined in the executive’s employment agreement)) and (d) the actual performance bonus on a pro rata basis that would have been payable to executive for the fiscal year if executive had not been terminated, (iii) in the case of termination by the Company on account of the executive’s Disability (as defined in the executive’s employment agreement), continuation of base salary for 90 days, continuation of 50% of base salary for an additional 6 months, the actual performance bonus on a pro rata basis that would have been payable to executive for the fiscal year if executive had not been terminated and a reimbursement for any reasonable business expenses incurred through the date of termination, and (iv) in the case of termination by the executive due to executive’s Poor Health or Death (as defined in the executive’s employment agreement), the executive’s base salary through the termination date, the actual performance bonus on a pro rata basis that would have been payable to executive for the fiscal year if executive had not been terminated and a reimbursement for any reasonable business expenses incurred through the date of termination.

(2)	This amount reflects the intrinsic value (i.e. the amount by which the closing price of a share of the Company’s common stock on the New York Stock Exchange on December 31, 2006 ($48.90) exceeded the exercise price) of each of the executive’s unvested stock options that would become vested as a result of a Change in Control. Also included is the value of each of the executive’s unvested restricted shares as of December 31, 2006 that would become vested as a result of a Change in Control. Those are the only equity awards outstanding as of December 31, 2006 for named executive officers as to which there would be any acceleration of vesting if a Change in Control had occurred on December 31, 2006. This accelerated vesting will occur whether or not the executive’s employment is terminated.

(3)	These amounts are based on the current cost to us of providing the named executive’s current medical, dental, vision and life insurance coverage during the period over which base salary continuation is required as described above. In the case of Dr. Medel and Messrs. Calabro and Wagner, who were employed for at least 5 years on December 31, 2006, the Company provides such coverage for 5 years after termination of the executive’s employment. The cost of these welfare benefits was derived by using the current cost to the Company and increasing such cost by 10% per year for the applicable period. The Company continues to pay the employer portion of these welfare benefits during the applicable period, provided that the employee must continue to make the required employee contributions. These amounts also include the value of accrued but unused paid leave time off (PTO) as of December 31, 2006, (assuming executive used no leave time during 2006 and had the maximum amount of leave time from 2005 (15 days) carried over into the 2006 leave time balance) which would be payable regardless of the reason for termination. In the case of termination by Company for Cause, executive is only entitled to the value of accrued but unused PTO.

(4)	If both a change in control occurred and the executive’s employment terminated on December 31, 2006, and the executive received the estimated payments shown in the Change in Control column of this table on that date, those payments would not have resulted in any excess parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended, and thus no gross-up payments would have been required with respect to those payments. Whether or not a payment will constitute an “excess parachute payment,” however, depends not only upon the value of the payments that are contingent upon a change in control but also upon the average of an executive’s W-2 compensation for the 5 years immediately prior to the year in which the change in control occurs. Thus, facts and circumstances at the time of any change in control and termination thereafter, as well as changes in the executive’s compensation history preceding the change in control, could materially impact whether and to what extent any excise tax would be imposed and therefore the amount of any gross-up payment.

(5)	If the executive is terminated for cause by reason of his failure or refusal to perform his duties in any material respect as reasonably assigned to him, then Company will continue to pay the executive his base salary for 12 months after the termination date, which would be in the amount of $800,000.

(6)	If the executive is terminated for cause by reason of his failure or refusal to perform his duties in any material respect as reasonably assigned to him, then Company will continue to pay the executive his base salary for 12 months after the termination date, which would be in the amount of $515,000.

(7)	If the executive is terminated for cause by reason of his failure or refusal to perform his duties in any material respect as reasonably assigned to him, then Company will continue to pay the executive his base salary for 12 months after the termination date, which would be in the amount of $430,000.

(8)	If the executive is terminated for cause by reason of his failure or refusal to perform his duties in any material respect as reasonably assigned to him, then Company will continue to pay the executive his base salary for 12 months after the termination date, which would be in the amount of $400,000.

DIRECTOR COMPENSATION

In 2006, each non-employee Director received the following: (i) an annual retainer fee of $50,000, payable quarterly, (ii) an annual fee of $7,500 for attendance at meetings, payable quarterly, (iii) an additional retainer fee of $50,000, payable quarterly, for the Chairman of the Board of Directors, (iv) an additional retainer of $20,000, payable quarterly, for the chair of the Audit Committee, and (v) an additional retainer of $10,000 per committee, payable quarterly, for the chair of any committee of the Board of Directors other than the Audit Committee. In addition, it is Pediatrix’s policy to award annually (on the date of each annual shareholders’ meeting) to each non-employee Director options vesting in three equal annual installments over a 3-year period commencing on the anniversary of the date of grant to purchase 5,334 shares of Pediatrix common stock at an exercise price equal to the closing price of a share of Pediatrix’s common stock on the New York Stock Exchange on the date of grant.

It has also been and continues to be Pediatrix’s policy to award each non-employee Director upon his or her initial appointment to the Board of Directors an option to purchase 13,334 shares of Pediatrix common stock effective on the date of such non-employee Director’s appointment, at an exercise price equal to the closing price of a share of Pediatrix’s common stock on the New York Stock Exchange on the date of grant with a three year vesting period. We grant stock options to purchase Pediatrix common stock to our Directors because we believe that it helps foster a long-term perspective and aligns our Directors’ interests with that of our shareholders. Pediatrix also reimburses all of its Directors for out-of-pocket expenses incurred in connection with the rendering of services as a Director.

See “Executive Compensation” for information regarding Dr. Medel’s compensation as Chief Executive Officer of Pediatrix.

	Fees Earned or	Option	All Other	Total
Name(1)	Paid in Cash(2)	Awards(3)	Compensation	Compensation

Cesar L. Alvarez	$107,500	$35,211	$0	$142,711
Waldemar A. Carlo, M.D.	$65,000	$35,211	$0	$100,211
Michael B. Fernandez	$60,000	$35,211	$0	$95,211
Roger K. Freeman, M.D.	$67,500	$35,211	$0	$102,711
Paul G. Gabos	$77,500	$35,211	$0	$112,711
Pascal J. Goldschmidt, M.D.(4)	$43,125	$168,311	$0	$211,436
Lawrence M. Mullen(5)	$57,500	$77,430	$0	$134,930
Enrique J. Sosa	$57,500	$77,430	$0	$134,930

(1)	This table includes all non-employee directors who served as directors in 2006. Compensation for Dr. Medel is disclosed in the Summary Compensation Table. He does not earn additional income for his service as a director.

(2)	This column reports the amount of cash compensation earned in 2006 for Board and committee service.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) with respect to the 2006 fiscal year for the fair value of stock options previously granted to the directors. The options awarded to Drs. Freeman and Carlo and Messrs. Alvarez, Fernandez and Gabos had a fair value of $16.33 per share, based on assumptions of 4 years expected life, expected volatility of 31%, and a risk free interest rate of 5.01%. The options awarded to Dr. Goldschmidt had a fair value of $17.14 per share, based on assumptions of 4 years expected life, expected volatility of 37%, and a risk free interest rate of 4.80%. The options awarded to Messrs. Mullen and Sosa had a fair value of $12.07 per share, based on assumptions of 3 years expected life, expected volatility of 53%, and a risk free interest rate of 3.12%. The following directors have outstanding option awards at 2006 fiscal year-end for the following number of shares of Pediatrix common stock: Mr. Alvarez (75,334), Dr. Carlo (63,334), Mr. Fernandez (65,334), Dr. Freeman (29,334), Mr. Gabos (49,334), Dr. Goldschmidt (20,000), and Mr. Sosa (33,334).

(4)	Mr. Goldschmidt joined the Board of Directors in March 2006.

(5)	Mr. Mullen resigned from the Board of Directors in December 2006.

SHARE OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Pediatrix’s executive officers and Directors, and persons who own more than 10% of Pediatrix’s common stock, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of Pediatrix common stock. Our executive officers, Directors and greater than 10% shareholders are also required by rules promulgated by the Securities and Exchange Commission to furnish Pediatrix with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports furnished to Pediatrix, the absence of a Form 3, 4 or 5, or representations from certain reporting persons that no Forms 5 were required, Pediatrix believes that all Section 16(a) filing requirements applicable to its officers, Directors and greater than 10% beneficial owners were complied with during the fiscal year ended December 31, 2006 except that Dr. Medel and Messrs. Calabro, Hawkins and Wagner each filed one Form 4 late by one day. Each of the late Form 4s was filed on June 6, 2006 and reported two transactions, the acquisition of restricted stock and stock options pursuant to Pediatrix’s 2004 Incentive Compensation Plan that occurred on June 1, 2006.

Security Ownership of Certain Beneficial Owners and Management

Pediatrix is not aware that any person beneficially owns more than 5% of the outstanding shares of its common stock. The following table sets forth information concerning the beneficial ownership of common stock of Pediatrix as of September 12, 2007 for the following:

•	Each of our Directors;

•	Our Chief Executive Officer and the other executive officers of Pediatrix who were serving as executive officers at the end of the last completed fiscal year; and

•	All of our Directors and executive officers as a group.

	Common Stock
	Beneficially Owned(2)
Name of Beneficial Owner(1)	Shares	Percent

Roger J. Medel, M.D.(3)	825,480	1.7%
Cesar L. Alvarez(4)	71,778	*
Waldemar A. Carlo, M.D.(5)	49,778	*
Michael B. Fernandez(6)	76,578	*
Roger K. Freeman, M.D.(7)	26,578	*
Paul G. Gabos(8)	45,778	*
Manuel Kadre(9)	—	*
Enrique J. Sosa, Ph.D.(10)	29,778	*
Pascal J. Goldschmidt, M.D.(11)	6,667	*
Joseph M. Calabro(12)	138,131	*
Thomas W. Hawkins(13)	67,483	*
Karl B. Wagner(14)	106,524	*
All Directors and executive officers as a group (12 persons)(15)	1,444,553	2.9%

*	Less than one percent

(1)	Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Pediatrix Medical Group, Inc., 1301 Concord Terrace, Sunrise, Florida 33323. Each holder is a beneficial owner of common stock of Pediatrix.

(2)	Based on 49,918,826 shares of common stock issued and outstanding as of September 12, 2007. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under that rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within 60 days of September 12, 2007, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes or table, each person or entity has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares shown as beneficially owned.

(3)	Includes (i) 51,389 shares of common stock directly owned; (ii) 480 shares owned by Dr. Medel’s children, as to which Dr. Medel disclaims beneficial ownership; (iii) 720,834 shares of common stock subject to options exercisable within 60 days of September 12, 2007; and (iv) 52,777 shares of unvested restricted stock which Dr. Medel presently has the power to vote.

(4)	Includes (i) 10,000 shares of common stock directly owned; and (ii) 61,778 shares of common stock subject to options exercisable within 60 days of September 12, 2007. Mr. Alvarez’s address is 1221 Brickell Avenue, 22nd Floor, Miami, Florida 33131.

(5)	All 49,778 shares of common stock are subject to options exercisable within 60 days of September 12, 2007.

(6)	Includes (i) 14,800 shares of common stock directly owned; and (ii) 61,778 shares of common stock subject to options exercisable within 60 days of September 12, 2007.

(7)	Includes (i) 800 shares of common stock directly owned; and (ii) 25,778 shares of common stock subject to options exercisable within 60 days of September 12, 2007.

(8)	All 45,778 shares of common stock are subject to options exercisable within 60 days of September 12, 2007.

(9)	Mr. Kadre was elected as a Director in May 2007 and upon his election was awarded options to acquire 13,334 shares of common stock with a three year vesting period. None of these options is exercisable within 60 days of September 12, 2007.

(10)	All 29,778 shares of common stock are subject to options exercisable within 60 days of September 12, 2007.

(11)	All 6,667 shares of common stock are subject to options exercisable within 60 days of September 12, 2007.

(12)	Includes (i) 98,542 shares of common stock directly owned; (ii) 2 shares which were acquired by Mr. Calabro through Pediatrix’s employee stock purchase plans; (iii) 2 shares directly owned by his wife which were acquired through Pediatrix’s employee stock purchase plans and as to which Mr. Calabro disclaims beneficial ownership; (iv) 2 shares subject to options exercisable within 60 days of September 12, 2007 held by his wife and as to which Mr. Calabro disclaims beneficial ownership; and (v) 39,583 shares of unvested restricted stock which Mr. Calabro presently has the power to vote.

(13)	Includes (i) 30,678 shares of common stock directly owned; (ii) 10,417 shares of common stock subject to options exercisable within 60 days of September 12, 2007; and (iii) 26,388 shares of unvested restricted stock which Mr. Hawkins presently has the power to vote.

(14)	Includes (i) 73,907 shares of common stock beneficially owned by RMMR Properties L.P., a Delaware limited partnership controlled by Mr. Wagner (“RMMR”); (ii) 696 shares accumulated through Pediatrix’s 401(k) thrift and profit sharing plans; (iii) 2,234 shares directly owned by RMMR that were acquired through Pediatrix’s employee stock purchase plans; and (iv) 29,687 shares of unvested restricted stock which Mr. Wagner presently has the power to vote.

(15)	Includes (i) 148,435 shares of unvested restricted stock which certain Directors and executive officers presently have the power to vote; and (ii) 1,012,588 shares of common stock subject to options exercisable within 60 days of September 12, 2007.

INDEPENDENT AUDITORS

Appointment of Independent Auditors for 2007

Pediatrix’s independent auditors for the year ended December 31, 2006, was the firm of PricewaterhouseCoopers LLP (“PwC”). The Audit Committee has reappointed PwC as the independent public accounting firm to perform audit services for Pediatrix in 2007. Pediatrix expects that representatives of PwC will attend the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees Paid to Independent Auditors

The aggregate fees billed by PwC for the indicated services rendered during fiscal years 2006 and 2005 were as follows:

Audit Fees

PwC has billed Pediatrix $1,072,000, in the aggregate, for professional services for the audit of Pediatrix’s consolidated financial statements and internal control over financial reporting for the year ended December 31, 2006, reviews of Pediatrix’s interim consolidated financial statements which are included in each of Pediatrix’s Quarterly Reports on Form 10-Q for the year ended December 31, 2006 and statutory audits of Pediatrix’s wholly-owned captive insurance subsidiary. During 2005, audit fees totaled $938,500 and included professional services for the audit of Pediatrix’s consolidated financial statements and internal controls over financial reporting for the year ended December 31, 2005, reviews of Pediatrix’s interim consolidated financial statements which are included in each of Pediatrix’s Quarterly Reports on Form 10-Q for the year ended December 31, 2005 and statutory audits of Pediatrix’s wholly-owned captive insurance subsidiary.

Audit Related Fees

During 2006, PwC billed Pediatrix $369,000 for audit related professional services. These services included the audit of Pediatrix’s benefit plans, review of Pediatrix’s historical stock option granting practice, and consultations concerning financial accounting and reporting standards. During 2005, audit related fees totaled $52,900 and included professional services related to Pediatrix’s benefit plans and consultations concerning financial accounting and reporting standards.

Tax Fees

During 2006 and 2005, PwC did not bill Pediatrix for tax consultation services.

All Other Fees

There were no other fees billed by PwC for 2006 or 2005.

Pre-Approval Policies and Procedures

The Audit Committee is required to review and approve the proposed retention of independent auditors to perform any proposed auditing and non-auditing services as outlined in its charter. The Audit Committee has not established policies and procedures separate from its charter concerning the pre-approval of auditing and non-auditing related services. As required by Section 10A of the Exchange Act, our Audit Committee has authorized all auditing and non-auditing services provided by PwC during 2006 and the fees paid for such services.

OTHER BUSINESS

The Board of Directors knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy card to vote the shares they represent in accordance with the recommendation of Pediatrix’s Board of Directors.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

As more specifically provided in our Articles of Incorporation, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise properly brought before the meeting by or at the direction of our Board of Directors or by a shareholder entitled to vote who has delivered proper notice to us, together with the information required by our Articles of Incorporation, not less than 120 days nor more than 180 days prior to the first anniversary of the preceding year’s notice of annual meeting provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed to be more than 30 calendar days earlier than the date contemplated by the previous year’s proxy statement, such notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the date on which notice of the date of the annual meeting is given to shareholders or made public, whichever first occurs. We currently anticipate that the 2008 annual meeting will be held during the second quarter of 2008 and, accordingly, we expect to announce the date of such meeting when determined. In the event that the date of our 2008 annual meeting is not so changed, any shareholder proposal to be considered at the 2008 Annual Meeting of Shareholders must be properly submitted to us on or before June 3, 2008 but not earlier than April 4, 2008 or such proposal will be considered untimely. A copy of the provision of Pediatrix’s Articles of Incorporation relating to shareholder nominations is available upon request from Pediatrix’s Secretary at 1301 Concord Terrace, Sunrise, FL 33323. These requirements are separate from the Securities and Exchange Commission’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement for the 2008 Annual Meeting of Shareholders.

Shareholders interested in submitting a proposal for inclusion in our proxy materials for the 2008 Annual Shareholders Meeting may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act and Pediatrix’s Articles of Incorporation. To be eligible for inclusion in such proxy materials, shareholder proposals must be received by our Secretary, at the address noted above, not later than June 3, 2008 unless the date of our 2008 annual meeting is changed as described above. No shareholder proposal was properly received for inclusion in this proxy statement.

PEDIATRIX MEDICAL GROUP
1301 Concord Terrace
Sunrise, Florida 33323-2825

DETACH HERE
PROXY PEDIATRIX MEDICAL GROUP, INC. PROXY 1301 Concord Terrace Sunrise, Florida 33323-2825
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF THE COMPANY THE UNDERSIGNED, A SHAREHOLDER OF PEDIATRIX MEDICAL GROUP, INC., A FLORIDA CORPORATION (THE “COMPANY”), HEREBY APPOINTS ROGER J. MEDEL, M.D., THOMAS W. HAWKINS AND KARL B. WAGNER, AND EACH OF THEM, AS PROXIES FOR THE UNDERSIGNED, EACH WITH FULL POWER OF SUBSTITUTION, AND HEREBY AUTHORIZES THEM TO REPRESENT AND TO VOTE, AS DESIGNATED ON THE REVERSE SIDE OF THIS PROXY CARD, ALL OF THE SHARES OF COMMON STOCK OF THE COMPANY HELD OF RECORD BY THE UNDERSIGNED AT THE CLOSE OF BUSINESS ON SEPTEMBER 12, 2007, AT THE COMPANY’S 2007 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AT THE HYATT REGENCY BONAVENTURE, 250 RACQUET CLUB ROAD, WESTON, FLORIDA 33326, ON THURSDAY, NOVEMBER 1, 2007 AT 10:00 A.M., LOCAL TIME, AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY PROMPTLY USING THE ENVELOPE PROVIDED.
NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.
SEE REVERSE SIDE CONTINUED AND TO BE SIGNED SEE REVERSE SIDE ON REVERSE SIDE

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PEDIATRIX MEDICAL GROUP, INC. C/O COMPUTERSHARE TRUST COMPANY N.A. P.O. Box 8694 EDISON, NJ 08818-8694 DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL #PHO ☒ Please mark votes as in this example. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR LISTED HEREIN AND IN ACCORDANCE WITH THE RECOMMENDATION OF THE COMPANY’S BOARD OF DIRECTORS, “FOR” OR “AGAINST” ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. The Board of Directors unanimously recommends a vote FOR each of the following nominees.
1. ELECTION OF DIRECTORS: Nominees: (01) Cesar L. Alvarez (02) Waldemar A. Carlo, M.D. (03) Michael B. Fernandez (04) Roger K. Freeman, M.D. (05) Paul G. Gabos (06) Pascal J. 2. In their discretion, the proxies are Goldschmidt, M.D. (07) Roger authorized to vote upon such other J. Medel, M.D. (08) Manuel matters as may properly come before the Kadre, and (09) Enrique J. Annual Meeting and any postponement or Sosa, Ph.D. adjournment thereof. ☐ FOR ALL NOMINEES ☐ WITHHELD FROM ALL NOMINEES ☐ — INSTRUCTION: to withhold authority to vote for any individual nominee, write that nominee(s) name(s) on the above line. The undersigned hereby acknowledges receipt of (1) the Notice of Annual Meeting, (2) the Proxy Statement, and (3) the Annual Report to Shareholders. IMPORTANT: Please sign exactly as your name appears hereon and mail it promptly even if you plan to attend the meeting. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. When shares are held by joint tenants, both should sign. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. Signature: Date: —— —
Signature if held jointly: Date: —— —

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